Exhibit 10.10

FACILITY AGREEMENT

Dated 27 May 2019 (as amended on 26 June 2019 and 28 August 2019)

for

ALLEGO HOLDING B.V

as the Holdco and Original Guarantor

ALLEGO B.V

ALLEGO INNOVATIONS B.V.

as Borrowers and Original Guarantors

and

KOMMUNALKREDIT AUSTRIA AG

SOCIÉTÉ GÉNÉRALE

as Mandated Lead Arrangers

and

SOCIÉTÉ GÉNÉRALE

as Agent and Security Agent

and

THE ORIGINAL LENDERS

Linklaters LLP

CONTENTS

CLAUSE		PAGE

	SECTION 1
	INTERPRETATION
1.	Definitions and interpretation	1

	SECTION 2
	THE FACILITY
2.	The Facility	37
3.	Purpose	41
4.	Conditions of Utilisation	42

	SECTION 3
	UTILISATION
5.	Utilisation	44

	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
6.	Repayment	46
7.	Prepayment and cancellation	46

	SECTION 5
	COSTS OF UTILISATION
8.	Interest	53
9.	Interest Periods	54
10.	Changes to the calculation of interest	54
11.	Fees	56

	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
12.	Tax gross up and indemnities	58
13.	Increased Costs	63
14.	Other indemnities	64
15.	Mitigation by the Lenders	65
16.	Costs and expenses	65

	SECTION 7
	GUARANTEE, REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17.	Guarantee	67
18.	Representations	74
19.	Information undertakings	79
20.	Financial Covenants	85
21.	General undertakings	93
22.	Accounts	99
23.	Events of Default	101

	SECTION 8
	CHANGES TO PARTIES
24.	Changes to the Lenders	106
25.	Changes to the Obligors	110

(i)

	SECTION 9
	THE FINANCE PARTIES
26.	Role of the Agent the Mandated Lead Arrangers and the Reference Banks	112
27.	Conduct of business by the Finance Parties	120
28.	Sharing among the Finance Parties	120

	SECTION 10
	ADMINISTRATION
29.	Payment mechanics	122
30.	Set-off	124
31.	Notices	124
32.	Calculations and certificates	126
33.	Partial invalidity	126
34.	Remedies, waivers and hardship	126
35.	Amendments and waivers	127
36.	Confidential Information	127
37.	Confidentiality of Funding Rates and Reference Bank Quotations	131

	SECTION 11
	GOVERNING LAW AND ENFORCEMENT
38.	Governing law	133
39.	Jurisdiction	133
40.	Election of domicile	133

(ii)

THIS AGREEMENT is dated 27 May 2019 and made between:

(1)

ALLEGO HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its official seat (statutaire zetel) in Arnhem, the Netherlands, and its office at Westervoortsedijk 73 LB1, 6827 AV Arnhem, the Netherlands, registered with the Dutch Trade Register (Handelsregister) under number 73283754, acting as an original guarantor, the obligor’s agent and the holdco (the “Holdco”);

(2)

ALLEGO B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its official seat (statutaire zetel) in Arnhem, the Netherlands, and its office at Westervoortsedijk 73 LB1, 6827 AV Arnhem, the Netherlands, registered with the Dutch Trade Register (Handelsregister) under number 54100038, as borrower and original guarantor (the “Opco Borrower”);

(3)

ALLEGO INNOVATIONS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its official seat (statutaire zetel) in Arnhem, the Netherlands, and its office at Westervoortsedijk 73 LB1, 6827 AV Arnhem, the Netherlands, registered with the Dutch Trade Register (Handelsregister) under number 73289655, as borrower and original guarantor (the “Devco Borrower” and together with the Opco Borrower, the “Borrowers” and/or together with the Opco Borrower and the Holdco the “Original Guarantors”);

(4)

SOCIÉTÉ GÉNÉRALE, société anonyme incorporated under the laws of France, having its registered seat located at 29 boulevard Haussmann, 75009 Paris, France and registered with the trade and companies registry (registre du commerce et des sociétés) of Paris under number 552 120 222, as mandated lead arranger, (“Société Générale” or a “Mandated Lead Arranger”);

(5)

KOMMUNALKREDIT AUSTRIA AG, a limited liability company incorporated under the laws of Austria, having its registered seat located at Tuerkenstrasse 9, 1090 Vienna, Austria and registered with the trade and companies registry of Vienna under number 439528s, as mandated lead arranger (“Kommunalkredit” or a “Mandated Lead Arranger” and together with Société Générale, the “Mandated Lead Arrangers”);

(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and

(7)

SOCIÉTÉ GÉNÉRALE, société anonyme incorporated under the laws of France, having its registered seat located at 29 boulevard Haussmann, 75009 Paris, France and registered with the trade and companies registry (registre du commerce et des sociétés) of Paris under number 552 120 222, as agent of the other Finance Parties and as security agent (the “Agent” and the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating for its long-term unsecured debt obligations of A- or higher by Standard & Poor’s Rating Services or A- or higher by Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or, if no rating is available from Standard & Poor’s Rating Services, Fitch Ratings Ltd or Moody’s Investors Service Limited, a comparable rating from an international credit rating agency; or

(b)	any other bank or financial institution selected by the Holdco and approved by the Agent (acting on the instructions of the Majority Lenders).

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Accordion Increase Amount” means, in respect of an Accordion Increase Request, the amount of the increase in the Commitments requested in that Accordion Increase Request.

“Accordion Increase Confirmation” means a confirmation substantially in the form set out in Schedule 16 (Form of Accordion Increase Confirmation).

“Accordion Increase Date” has the meaning given to it in Clause 2.2 (Increase – Accordion Option).

“Accordion Increase Lender” has the meaning given to it in Clause 2.2 (Increase – Accordion Option).

“Accordion Increase Request” means a request substantially in the form set out in Schedule 15 (Form of Accordion Increase Request).

“Accordion Longstop Date” has the meaning given to it in Clause 2.2 (Increase – Accordion Option).

“Accordion Shortfall Amount” means an amount corresponding to the difference between EUR30,000,000 and the aggregate additional Commitments raised under and in accordance with Clause 2.2 (Increase – Accordion Option).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means:

(a)	the Agent’s spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with Euro in the Paris foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the principles as set out in Schedule 9 (Agreed Security Principles).

“Allego Employment B.V.” means Allego Employment B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its official seat (statutaire zetel) in Arnhem, the Netherlands, and its office at Westervoortsedijk 73 LB1, 6827 AV Arnhem, the Netherlands, registered with the Dutch Trade Register (Handelsregister) under number 71531769.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Signing Date to and including the fifth anniversary of the Closing Date.

“Available Commitment” means, in relation to the Facility, a Lender’s Commitment minus the amount of its participation in any outstanding Loans under the Facility.

“Available Facility” means, in relation to the Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Back-Up L/C” means the letter of credit (or renewal or replacement thereof) issued by an Acceptable Bank to the benefit of the Holdco (without any recourse against the Holdco) for an amount of no less than EUR 8,000,000.

“Bank Levy” means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof, including, without limitation, the Dutch bank levy as set out in the Dutch bank levy act (Wet bankenbelasting), or any levy or tax with a similar basis or a similar purpose or any financial activities taxes (or other taxes) of a kind imposed by any jurisdiction in the form existing at the date of this Agreement or which has been formally announced as at the date of this Agreement.

“Base Accounting Principles” means the GAAP as applied to the Original Financial Statements.

“Budget” means a budget for the Group in a form acceptable to the Agent (acting reasonably).

“Blocked Account” means an interest-bearing account:

(a)	held in France with the Agent or the Security Agent;

(b)	identified in a letter between the Holdco and the Agent as a Blocked Account;

(c)	subject to Security in favour of the Finance Parties which Security is in form and substance satisfactory to the Security Agent (acting reasonably); and

(d)	from which no withdrawals may be made except as contemplated by this Agreement,

as the same may be redesignated, substituted or replaced from time to time.

“Break Costs” means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, Paris, London, Munich, Vienna and Luxembourg (in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within six months after the relevant date of calculation and issued by an Acceptable Bank;

(b)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within three months after the relevant date of calculation; and

(iv)

which has a long-term credit rating of either A- or higher by Standard & Poor’s Rating Services or A- or higher by Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(c)	any other debt security approved by the Majority Lenders,

in each case, denominated in Euro and which is not issued or guaranteed by any member of the Group or subject to any Security (other than a Transaction Security and/or a Security referred to in paragraph (c) of the definition of “Permitted Security”).

“Cash Pooling Agreement” means any cash pooling arrangement between any members of the Group.

“Change of Control” means the occurrence of any event (including, for the avoidance of doubt, a Listing) following which:

(a)

the Meridiam Investors cease to (A) own, directly or indirectly, more than 80% of the issued share capital and/or voting rights capable of being cast in general shareholder meetings of any of the Borrowers or (B) hold the power to appoint or remove the majority of the directors of the board of directors of the Holdco, unless:

(i)

the Meridiam Investors retain (A) directly or indirectly, at least 75% of the issued share capital and/or voting rights capable of being cast in general shareholder meetings of any of the Borrowers and (B) the power to appoint or remove the majority of the directors of the board of directors of the Holdco; and

(ii)

the new minority investor(s) (A) is/are part of a leading OECD industrial group of good standing having the financial and technical capabilities required to be active in the sector of electric vehicles charging infrastructure and (B) is/are not incorporated in a Sanctioned Country, is/are not a Sanctioned Person and its/their activities are not subject to Sanctions; or

(b)	the Shareholder ceases to own directly or indirectly, 100 % of the issued share capital and voting rights of the Holdco; or

(c)

the Holdco ceases to own (i) directly, 100% of the issued share capital and voting rights of any of the Borrowers or (ii) indirectly, 100% of the issued share capital and voting rights of any other Obligor.

“Closing Date” means the date of the first Utilisation of the Facility which shall not be later than 17 September 2019.

“Code” means the US Internal Revenue Code of 1986.

“Commercial Receivables” means existing and future receivables held by a Material Company against its counterparty under any Material Commercial Agreement.

“Commitment” means:

(a)

in relation to an Original Lender, the amount in Euro set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 24 (Changes to the Lenders) or assumed by it in accordance with Clause 2.2 (Increase – Accordion Option); and

(b)

in relation to any other Lender, the amount in Euro of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 24 (Changes to the Lenders) or assumed by it in accordance with Clause 2.2 (Increase – Accordion Option), to the extent not cancelled, reduced, transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(I)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidential Information); or

(II)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(III)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Holdco and the Agent.

“Debt Service Reserve Account (DSRA)” has the meaning given to it in Clause 22.1 (The Debt Service Reserve Account).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan (or has notified the Agent or the Holdco (which has notified the Agent) that it will not make its participation in a Loan) by the Utilisation Date of that Loan unless:

(i)	its failure to pay is caused by and administrative error or a Disruption Event payment is made within three Business Days of its due date; or

(ii)	such Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing.

“Development Agreements” means (i) the IP Assignment Agreement entered into between the Opco Borrower and the Devco Borrower dated 29 April 2019 and (ii) the IP Licence and Services Agreement entered into between the Opco Borrower and the Devco Borrower dated 29 April 2019.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distribution” means:

(a)

the declaration, making or payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	the repayment or distribution of any dividend or share premium reserve;

(c)	the payment or repayment of any interest, fee, charge or any other amount accrued or due in connection with Junior Funds; or

(d)	the redemption, repurchase, defeasement, retirement, return or repayment of any of the share capital,

made in favour of the Shareholder or any of its Holding Companies.

“Drawstop Event” has the meaning given to it in Clause 20.3 (Drawstop Event).

“DSRA Required Balance” has the meaning given to it in Clause 22.1 (The Debt Service Reserve Account).

“EIB Financing” means any financing made available by the European Investment Bank to the Parent as borrower under:

(a)	the EUR 24,000,000 contingent tranche finance contract dated 12 December 2018 between the European Investment Bank and the Parent; and

(b)	the EUR 16,000,000 fixed interest finance contract dated 12 December 2018 between the European Investment Bank and the Parent.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)

the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from the properties owned or used by any Obligor.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Junior Funds” means the Existing Shareholder Loans and any other Junior Funds injected by the Shareholder prior to the Signing Date, being of a total aggregate amount of EUR 57,731,000.

“Existing Shareholder Loans” means:

(a)

the shareholder loan made available to the Opco Borrower by the Shareholder on 20 July 2018, for a principal amount of EUR 10,000,000 (it being specified that this shareholder loan has been fully drawn as at the Signing Date);

(b)

the shareholder loan made available to the Opco Borrower by the Shareholder on 7 September 2018, for a principal amount of EUR 10,000,000 (it being specified that this shareholder loan has been fully drawn as at the Signing Date);

(c)

the shareholder loan made available to the Opco Borrower by the Shareholder on 19 October 2018, for a principal amount of EUR 10,000,000 (it being specified that an amount of EUR 9,590,000 has already been drawn as at the Signing Date);

(d)

the shareholder loan made available to the Opco Borrower by the Holdco on 6 May 2019, for a principal amount of EUR 23,500,000 (it being specified that an amount of EUR 23,041,000 has been already drawn as at the Signing Date); and

(e)

the shareholder loan made available to the Opco Borrower by the Shareholder on 9 April 2019, for a principal amount of EUR 10,000,000 (it being specified that an amount of EUR 5,100,000 has already been drawn as at the Signing Date).

“Expected Period Revenue” means, in relation to any Relevant Period, the expected revenue of the Group (on a consolidated basis) set out in the Utilisation Schedule for such Relevant Period.

“Expected Utilisation Amount” means, for each Financial Semester, the lesser of:

(a)

the expected amount that may be drawn under the Facility (or, for the purpose of Clause 22.2(c)(iii), that may be withdrawn from the Ramp-Up Reserve Account (as applicable)) as set out in the latest Utilisation Schedule; and

(b)	the aggregate amount of the Lenders’ Available Commitments at that time.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the Signing Date between the Mandated Lead Arrangers and the Borrowers or the Opco Borrower (or the Agent and the Borrowers or the Opco Borrower) setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, the Hedging Document, the Intercreditor Agreement, the Parallel Debt Agreement, the Sponsor Commitment Letter, the Syndication Letter, each Utilisation Request, any Resignation Letter, the Security Documents, any Accordion Increase Request, any Accordion Increase Confirmation and any other document designated as such by the Agent and the Holdco.

“Finance Party” means the Agent, the Security Agent, the Mandated Lead Arrangers or a Lender.

“Financial Covenant” means the Operational Group EBITDA Margin Ratio, the Group EBITDA Margin Ratio, the Interest Cover Ratio or the Group’s EBITDA (as applicable).

“Financial Half-Year” means the period commencing on 1 January and ending on 30 June of each year.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Model” means the financial model in the form agreed between the Holdco and the Mandated Lead Arrangers delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) as updated from time to time in accordance with Clause 19.5 (Financial Model).

“Financial Quarter” means each period of three months ending on 31 March, 30 June, 30 September and 31 December of each year.

“Financial Semester” means, for each Financial Year, each of (i) the period commencing on 1 January of such Financial Year and ending on 30 June of such Financial Year and (ii) the period commencing on 1 July of such Financial Year and ending on 31 December of such Financial Year.

“Financial Year” means the annual accounting period of each member of the Group starting on 1 January and ending on the 31 December of each year.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

“Funds Flow Statement” means the funds flow statement setting forth the details of the flow of the funds to occur on the Closing Date.

“GAAP” means generally accepted accounting principles in the Netherlands, including IFRS.

“Gearing Ratio” means:

(a)

at any given time until and including the Accordion Longstop Date or, following the Accordion Longstop Date, if the Total Commitments (as at the Signing Date) have been increased by no less than EUR30,000,000 under and in accordance with Clause 2.2 (Increase – Accordion Option), the ratio of the aggregate principal amount outstanding under the Facility (less the amount drawn on the Closing Date under the Facility for the initial funding of the Ramp-Up Reserve Account and the Debt Service Reserve Account) to the sum of (A) the Junior Funds and (B) the aggregate principal amount outstanding under the Facility (less the amount drawn on the Closing Date under the Facility for the initial funding of the Ramp-Up Reserve Account and the Debt Service Reserve Account); and

(b)

at any given time following the Accordion Longstop Date if the Total Commitments (as at the Signing Date) have not been increased or have been increased by less than EUR30,000,000 under and in accordance with Clause 2.2 (Increase – Accordion Option) and such Accordion Shortfall Amount has not been compensated by the injection of additional Junior Funds for an amount equal to such Accordion Shortfall Amount, the ratio of:

(i)

the sum of (A) the aggregate principal amount outstanding under the Facility (less the amount drawn on the Closing Date under the Facility for the initial funding of the Ramp-Up Reserve Account and the Debt Service Reserve Account) and (B) the portion of the Accordion Shortfall Amount that would have been capable of being drawn as at such date under and in accordance with the Utilisation Schedule (as at the Signing Date) had such Accordion Shortfall Amount been additional Commitments; to

(ii)	the sum of (A) the Junior Funds and (B) the amount corresponding to item (i) above,

provided that if the Holdco demonstrates to the satisfaction of the Agent (acting on the instructions of the Majority Lenders) that based on the performance of the Operational Group or otherwise, the injection of additional Junior Funds to compensate for such Accordion Shortfall Amount is not necessary or that the additional Junior Funds injected to partly compensate for such Accordion Shortfall Amount are sufficient, the applicable Gearing Ratio going forward shall be calculated in accordance with paragraph (a) above, it being specified that, in any event, for the purpose of paragraphs (a) and (b) above, Junior Funds shall exclude in any event:

(i)	any Equity Cure Amount;

(ii)	any Junior Funds made available in order to comply with the funding requirements of the Ramp-Up Reserve Account and the Debt Service Reserve Account under this Agreement; and

(iii)	any Junior Funds made available to finance a Permitted Acquisition or a Permitted Joint-Venture which is fully funded by way of Junior Funds.

“Group” means the Holdco and its Subsidiaries from time to time.

“Group EBITDA Margin Ratio” has the meaning given to it in Clause 20.2(b).

“Group’s EBITDA” has the meaning given to it in Clause 20.2(b).

“Group Structure Chart” means the structure chart of the Group set out in Schedule 12 (Group Structure Chart).

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Hedging Document” means the long-form confirmation governed by the English law 2002 ISDA Master Agreement dated on or about the date hereof and entered into between the Opco Borrower and Société Générale.

“Hedging Programme” means the hedging by the Opco Borrower of the exposure of each Borrower against interest rate fluctuations under 65% of the Facility (on the basis of a EUR 150,000,000 Facility) until the Termination Date in the form of a cap guaranteeing at all times the Borrowers against the loose case forward curve of the 6-month EURIBOR as set out in Schedule 14 (EURIBOR hedging level) in accordance with Clause 21.25 (Hedging Programme).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Insolvency Event” means, in relation to a Finance Party, that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person not described in paragraph (d) above, and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained, in each case, within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)

has a secured party taking possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)

causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) (inclusive) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means the insurances to be maintained by each Obligor as described in Clause 21.17 (Insurance), including any insurance arrangements, policies and agreements in relation thereto.

“Intercreditor Agreement” means the intercreditor agreement entered into on the Signing Date between, inter alia, the Original Obligors as debtors, the Parent, the Shareholder as subordinated creditor and the Finance Parties.

“Interest Payment Date” means, in relation to a Loan, the last day of its Interest Period.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as to the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“Joint-Venture” means any joint-venture entity, whether a company, unincorporated firm, undertaking, joint-venture, association, partnership or any other entity which does not require any Obligor to consolidate the results of such person with their own as a Subsidiary.

“Junior Funds” means, at any given date, any equity or quasi-equity contributions or Shareholder Loans made by the Shareholder to the Holdco (or, in relation to the Existing Junior Funds, made available to the Opco Borrower) to the extent such Junior Funds have not been repaid, redeemed, prepaid or otherwise and are subject to a Transaction Security and the terms of the Intercreditor Agreement.

“Legal Reservations” means any general principles of law which are set out in any legal opinion to the Finance Parties delivered pursuant to this Agreement.

“Lender” means:

(a)	any Original Lender; and

(b)

any entity (excluding, for the avoidance of doubt, any natural person) which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase – Accordion Option) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Lenders’ Technical Advisor” means Mott MacDonald or any other entity as the Agent may appoint from time to time in consultation with the Holdco.

“Listing” means the admission to trading of all or any part of the share capital (or securities giving access to the share capital, whether through conversion or redemption into shares, exchange for shares, or through the exercise of a warrant or other right or option to subscribe for shares) of any Borrower, the Holdco, the Shareholder or the Parent. on a regulated market in any jurisdiction.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Make-Whole Amount” means, in relation to any voluntary prepayment of any Loan made on or before the third anniversary of the Closing Date, the amount payable in connection therewith calculated as at such prepayment date (a “Prepayment Date”) as set forth below:

MWA (in €) = (OP X IR X D/360)

where:

MWA	is the Make-Whole Amount payable on the relevant Prepayment Date;

IR	is the rate expressed as a percentage which is equal to the sum of (i) EURIBOR-6 months as at the relevant Prepayment Date (subject to a zero floor) and (ii) the applicable Margin;

D	is the number of calendar days between the relevant Prepayment Date (included) until the date which is 36 months following the Closing Date; and

OP	is the aggregate outstanding principal amount prepaid on the relevant Prepayment Date (including capitalised interest if any).

“Margin” means the margin set out in the table below, it being specified that the Margin applicable on the first day of an Interest Period shall apply throughout such Interest Period (regardless of the extension of such Interest Period to another Margin period) so that only one Margin applies to an Interest Period continuing across two different Margin periods:

Period	Margin (% per annum)
From and including the Closing Date until the third anniversary of the Closing Date (excluded):	5.00
From and including the third anniversary of the Closing Date until the fourth anniversary of the Closing Date (excluded):	5.25
From and including the fourth anniversary of the Closing Date until the fifth anniversary of the Closing Date (excluded):	5.50
From and including the fifth anniversary of the Closing Date until the sixth anniversary of the Closing Date (excluded):	5.75
From and including the sixth anniversary until the seventh anniversary of the Closing Date:	6.00

“Material Adverse Effect” means any event or series of events which, taking into account all the circumstances, is or is likely to:

(a)	be materially adverse to the business, assets or financial condition of any Borrower, the Operational Group taken as a whole or the Group taken as a whole;

(b)	have a material adverse effect on the ability of an Obligor to perform its payment obligations under any of the Finance Documents (taking into account resources available to it); or

(c)	affect the validity, effectiveness enforceability or ranking of any Security granted pursuant to the Security Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Material Commercial Agreements” means each commercial agreement existing or to be entered into by a Material Company with a third-party in relation to the Group’s core business which is generating:

(a)

for the purpose of Clause 19.4 (Project Reporting and Budget) only, annual revenues (individually per contract) of more than EUR 1,000,000 per Financial Year or lifetime revenues (individually per contract) of more than EUR 10,000,000; and

(b)

for any other purposes under the Finance Documents and notably the definition of “Commercial Receivables” and Clause 21.9 (Amendments)), annual revenues (individually per contract) of more than EUR 3,000,000 per Financial Year or lifetime revenues (individually per contract) of more than EUR 10,000,000.

“Material Companies” means:

(a)	any Original Obligor; and

(b)	any Subsidiary of a Borrower which is:

(i)	a borrower under a Structural Intercompany Loan; or

(ii)

a member of the Operational Group accounting (on an unconsolidated basis excluding intra-Group items) for (x) more than ten per cent. (10%) of the consolidated revenues of the Operational Group in any Financial Year, (y) which consolidated revenues exceeds EUR 10,000,000 in any Financial Year or (z) more than ten per cent. (10%) of the total assets of the Operational Group as shown in the latest Operational Group Annual Financial Statements delivered to the Agent in accordance with Clause 19.1 (Financial Statements); or

(iii)

a member of the Operational Group which is a Holding Company of a Material Company or which acquires a Material Company (and for the avoidance of doubt, such member of the Operational Group shall be deemed to be a Material Company at the time of such acquisition); or

(iv)	a member of the Group to which a Material Company transfers all or substantially all of its assets; and

(c)

any other member of the Operational Group which is designated from time to time by the Holdco (in its absolute discretion) in any Compliance Certificate delivered with the Operational Group Annual Financial Statements in accordance with Clause 19.2(a) (Compliance Certificate) in order to ensure that the consolidated revenues (excluding intra-Group revenues) and total assets of all Material Companies members of the Operational Group represent at least 85% of the Operational Group’s consolidated revenues and at least 85% of the Operational Group’ s total assets at all times as shown in the latest Operational Group Annual Financial Statements delivered to the Agent in accordance with Clause 19.1(a) (Financial Statements).

“Maximum Utilisation Amount” means the maximum aggregate amount which can be drawn under the Facility on any given Utilisation Date determined as follows:

(a)	in respect of the first Utilisation Date: EUR 12,901,626;

(b)	in respect of the second Utilisation Date: EUR 24,443,870; and

(c)	thereafter, on any subsequent Utilisation Date, the Pro Rata Utilisation Amount applicable to such Utilisation Date.

“Mega-E SPV” means Meridiam EM SAS, a société par actions simplifiée in the course of being incorporated under the laws of France and directly or indirectly owned by the Meridiam Investors.

“Meridiam” means Meridiam EI and its Affiliates, including for the avoidance of doubt, Meridiam SAS.

“Meridiam EI” means Meridiam EI SAS a société par actions simplifiée incorporated under the laws of France, with its registered office at 4 place de l’Opéra, 75002 Paris, and registered with the commercial and company register of Paris (registre du commerce et des sociétés de Paris) under number 839 874 583 R.C.S Paris.

“Meridiam Investors” means Meridiam and/or the Meridiam Managed Vehicles.

“Meridiam Managed Vehicles” means any investment vehicles managed by Meridiam SAS, whose operational decisions are made by, and members of its board of directors are appointed by, Meridiam SAS.

“Meridiam SAS” means Meridiam SAS a société par actions simplifiée incorporated under the laws of France, with its registered office at 4 place de l’Opéra, 75002 Paris, and registered with the commercial and company register of Paris (registre du commerce et des sociétés de Paris) under number 483 579 389 R.C.S Paris.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 24 (Changes to the Lenders).

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code général des impôts, as such list may be amended from time to time.

“Obligors” means the Original Obligors and any Additional Guarantor.

“Operational Group” means the Opco Borrower and its Subsidiaries from time to time.

“Original Financial Statements” means in relation to the Group, (i) the opening balance sheet (bilan d’ouverture) of the Holdco as of 31 December 2018, (ii) the audited consolidated financial statements of the Opco Borrower for the Financial Year ended on 31 December 2018, (iii) the unaudited financial statements of the Devco Borrower for the period ranging from its date of incorporation to 31 December 2018 and the (iv) the unaudited pro forma financial statements of Allego Employment B.V. for the period ranging from its transfer to the Holdco to 31 December 2018.

“Original Guarantors” means the Borrowers and the Holdco acting as guarantors under the Finance Documents.

“Original Obligors” means the Borrowers and the Original Guarantors.

“Opera Fiscal Unity” has the meaning given to it in the Intercreditor Agreement.

“Parallel Debt Agreement” means the agreement entitled “Parallel Debt Agreement” governed by English law dated the Signing Date and entered into between, amongst others, the Original Obligors, the Agent and the Security Agent.

“Parent” means Opera Charging B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Zuidplein 126, WTC H-Tower, 1077 XV Amsterdam, the Netherlands, registered with the Dutch Trade Register (Handelsregister) under number 71766308.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the appropriate registration, filings, endorsements, notarisations, stampings and/or notification of the Security Documents and/or the Transaction Security created thereunder.

“Permitted Acquisition” means:

(a)	an acquisition by way of merger which is a Permitted Reorganisation;

(b)	an acquisition of, or investment in, any share or interest in a Permitted Joint-Venture;

(c)	an acquisition of Cash Equivalent Investments;

(d)	an acquisition of shares or securities pursuant to a Permitted Securities Issue;

(e)

to the extent not financed with the Facility, an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal; and

(f)

an acquisition by a member of the Group (other than the Holdco, Allego Employment B.V. and the Devco Borrower (and any of its Subsidiaries)) of (A) the issued share capital of a limited liability company representing at least fifty point one per cent (50.1 per cent) of the share capital and voting rights in that limited liability company, or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition), a business or undertaking carried on as a going concern, but only if in respect of (A) and (B):

(i)	the acquired company, business or undertaking complies with the conditions set out in paragraph (b) of the definition of “Permitted Investment”;

(ii)	at the time such Obligor legally commits to make the acquisition, no Event of Default is continuing or would occur as a result of the acquisition;

(iii)	the company whose acquisition is contemplated is not subject to any event or circumstances referred to in Clause 23.9 (Insolvency) or Clause 23.10 (Insolvency proceedings);

(iv)	if all or part of the consideration payable for such acquisition is financed by way of a Utilisation under the Facility:

(I)	the EBITDA of the acquired company, business or undertaking is positive on a pro forma basis for the previous twelve (12) month period; and

(II)

the consideration payable for such acquisition does not exceed individually EUR 5,000,000 and, when aggregated to the acquisition price of all other Permitted Acquisitions financed in whole or in part with the proceeds of the Facility as at that date, EUR 15,000,000; and

(III)

a pledge over the shares or securities of the acquired company is granted to the benefit of the Finance Parties as soon as practicable following its acquisition in a form and substance satisfactory to the Security Agent; and

(v)	if all the consideration payable for such acquisition is financed by way of additional Junior Funds:

(I)

the consideration payable for such acquisition does not exceed when aggregated to the acquisition price of all other Permitted Acquisitions financed in whole by way of additional Junior Funds as at that date, EUR 25,000,000; and

(II)	no member of the Group will take over existing liabilities of the acquired company as a result of such acquisition.

“Permitted Disposal” means:

(a)	the Pre-Approved Disposals; and

(b)	any sale, lease, licence, transfer or other disposal:

(i)	of trading stock or cash made by a member of the Group in the ordinary course of trading of the disposing entity;

(ii)

of any asset by a member of the Group to another member of the Group provided in any case that no transfer of assets whatsoever from a member of the Operational Group to the Devco Borrower (or any of its Subsidiaries) or Allego Employment B.V. shall be a Permitted Disposal;

(iii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iv)	of obsolete or redundant assets;

(v)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(vi)	made in the ordinary course of business at arm’s length and on normal commercial terms;

(vii)

in order to comply with the requirements of section 7f of the German Social Security Code Part IV (Sozialgesetzbuch IV) or section 4 of the German Act for the Improvement of Occupational Pension Schemes (Gesetz zur Verbesserung der betrieblichen Altersversorgung); and

(viii)	subject to Clause 7.7 (Disposal proceeds), of shares in any member of the Operational Group which is not an Obligor.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	incurred under a Finance Document or Junior Funds;

(b)	arising under any loan made by a member of the Group under the Cash Pooling Agreement, cash netting or cash management arrangement in the ordinary course of business between members of the Group;

(c)	arising under overdrafts or other fluctuating debit balances in an aggregate outstanding principal amount not exceeding at any time EUR 5,000,000;

(d)	arising in relation to the discounting, sale or factoring of trade receivables which are not made on a de-recognition basis under the Base Accounting Principles;

(e)	arising under a Permitted Treasury Transaction, a Permitted Joint-Venture, a Permitted Guarantee or a Permitted Loan;

(f)

arising from any short-term loan (not exceeding 3 months) guarantee, bonding, documentary or stand-by letter of credit or foreign exchange facility not exceeding in aggregate at any given time the lesser of:

(i)

the sum of EUR 4,900,000 plus any undrawn Maximum Utilisation Amount from time to time provided that the Commitments corresponding to such undrawn Maximum Utilisation Amount on any given Utilisation Date has been cancelled in accordance with this Agreement (or its equivalent in any other currency(ies)); and

(ii)	EUR 25,000,000 (or its equivalent in any other currency(ies)).

(g)

arising under any bank guarantee, surety (Bürgschaft) or any other instrument issued by a bank or financial institution upon request of a member of the Group in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV); and

(h)	not permitted by the preceding paragraphs and the aggregate outstanding principal amount of which does not exceed EUR 100,000 at any time.

“Permitted Guarantee” means:

(a)	any guarantee arising under a Finance Document;

(b)	the EUR 1,174,000 guarantee granted by the Opco Borrower to the German Bundesministerium regarding the Fast Charge project;

(c)

any guarantee given in the ordinary course of business at arm’s length terms by a member of the Group in respect of its own obligations or the obligations of other members of the Group, provided that the aggregate amount of such guarantees shall not exceed at any time the lesser of (i) 30% of the Group consolidated revenues for the backward looking 12-month period and (ii) EUR 15,000,000;

(d)

any guarantee imposed or requested by the relevant authority for Tax, social security contributions, assessments or charges of a member of the Group which are either (i) not yet due, or (ii) are being contested in good faith;

(e)	the joint and several liability for Tax purposes arising by operation of law in connection with the Opera Fiscal Unity;

(f)

any guarantee given in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV);

(g)	any guarantee, indemnity, undertaking or commitment which is permitted as or in relation to a Permitted Financial Indebtedness;

(h)

any indemnity given for the purposes of a Permitted Disposal where such indemnity is given on terms and conditions customary for the type of disposal and is in an amount not exceeding the total consideration for that disposal; and

(i)	not permitted by the preceding paragraphs and the aggregate outstanding principal amount of which does not exceed EUR 1,000,000 at any time.

“Permitted Holding Company Activity” means:

(a)	customary holding company activities including those described in the Structure Memorandum;

(b)	the making or receipt of any Permitted Loans;

(c)	any Financial Indebtedness and/or other liabilities incurred and any loan, guarantee or payment made and/or transactions entered into under the Finance Documents or the Finance Documents;

(d)	any guarantee of Permitted Financial Indebtedness;

(e)

the provision of management and administrative services and the secondment of employees to, and guaranteeing the obligations of its Subsidiaries, of a type customarily provided by a holding company to its subsidiaries (provided that, in the case of guarantees, the guaranteed obligations are undertaken in the ordinary course of business of the relevant member of the Group);

(f)	activities desirable to maintain its Tax status;

(g)	liabilities for, or in connection with, the Opera Fiscal Unity;

(h)	receipt of Junior Funds;

(i)	the receipt or making of any Permitted Payments;

(j)	making claims (and the receipt of any related proceeds) for rebates or indemnification with respect to Taxes;

(k)	activities in connection with any litigation or court or other proceedings that are, in each case, being contested in good faith;

(l)	ownership of shares in its Subsidiaries;

(m)	the ownership of cash balances or Cash Equivalent Investments at any time (including arising under any Cash Pooling Arrangement) and the on lending of cash intra Group;

(n)	incurring liabilities arising by operation of law;

(o)

entering into a transaction or having rights and/or incurring liabilities in connection with any Permitted Disposal, Permitted Securities Issue, Permitted Financial Indebtedness, Permitted Investment, Permitted Transaction, Permitted Loan or Permitted Reorganisation;

(p)	granting Permitted Security;

(q)	any activity or transaction in connection with any potential Listing,

in each case provided such action is not prohibited under the terms of this Agreement;

“Permitted Investment” means:

(a)	any investment in a Permitted Joint-Venture;

(b)	any incorporation by the Opco Borrower of any Subsidiary (directly or indirectly), provided that:

(i)

such Subsidiary is incorporated in the following jurisdictions: a country within the European Economic Area, the United Kingdom, Switzerland, the United States, Canada, Australia, New Zealand, South Korea or Japan;

(ii)	it is a limited liability entity;

(iii)	the corporate purpose of that Subsidiary is similar to the corporate purpose of the Operational Group;

(iv)	it is not incorporated in a Sanctioned Country;

(v)	it is not a Sanctioned Person; and

(vi)	its activities are not subject to Sanctions,

provided that the conditions set out in paragraphs (iv) to (vi) above shall apply to the extent they would not constitute or result in a breach of the Council Regulation (EC) No 2271/96 dated 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (as amended from time to time); and

(c)	any incorporation by the Devco Borrower of any new company, provided that:

(i)	such Subsidiary is wholly-owned by the Devco Borrower;

(ii)

the Subsidiary has the same activity as the Devco Borrower as at the Signing Date (that is limited to research and development as well as business development with a view to sustain and increase the business activity of the Operational Group (including, without limitation, software development, contract development, strategy development or product development)); and

(iii)	the Devco Borrower grants a share pledge over the securities it holds in such Subsidiary at the time of completion of this incorporation to the benefit of the Finance Parties; and

(d)	any Permitted Acquisition.

“Permitted Joint-Venture” means any Joint-Venture or similar arrangement entered into by a member of the Operational Group provided that:

(a)	it is expected to generate additional revenues for the Operational Group and/or, when relevant, generate economic synergies and economies of scale;

(b)	at the time such member of the Operational Group enters into the contract creating such Joint-Venture, no Event of Default is continuing;

(c)	if all or part of the investment made is financed by way of a Utilisation under the Facility:

(i)	the amount invested when aggregated to the amount invested in other permitted Joint-Venture financed in whole or in part with the proceeds of the Facility, does not exceed EUR 5,000,000; and

(ii)

such Permitted Joint-Venture is organised in such a way as to limit the aggregate liability of that member of the Operational Group so that when aggregated to the maximum liability amount of the Operational Group under other Joint-Ventures financed in whole or in part with the proceeds of the Facility the total liability maximum amount of the members of the Operational Group does not exceed EUR 5,000,000; and

(d)	if all or part of the investment made is financed by way of additional Junior Funds:

(i)

the amount invested when aggregated to the amount invested in other permitted Joint-Venture financed in whole by additional Junior Funds, does not exceed (A) in respect of an O&M Joint-Venture, EUR 10,000,000 (individually) or (B) in respect of a EPC Joint-Venture, EUR 20,000,000 (individually) and (C) in aggregate for all Permitted Joint-Ventures financed in whole by additional Junior Funds, EUR 30,000,000; and

(ii)

such Permitted Joint-Venture is organised in such a way as to limit the aggregate liability of that member of the Operational Group so that when aggregated to the maximum liability amount of the Operational Group under other Joint-Ventures financed in whole by additional Junior Funds, the total liability maximum amount of the members of the Operational Group does not exceed (A) in respect of an O&M Joint-Venture, EUR 10,000,000 (individually) or (B) in respect of a EPC Joint-Venture, EUR 20,000,000 (individually) and (C) in aggregate for all Permitted Joint-Ventures financed in whole by additional Junior Funds, EUR 30,000,000.

provided further that:

(i)

for the purpose of this definition, the term “investment” or “invested” shall comprise any acquisition of an ownership interest in, transfer of assets or loan to or grant of a guarantee or security in respect of Financial Indebtedness of, a Joint-Venture, in each case without double counting;

(ii)

any reference to an investment in this definition shall be a reference to that investment as renewed, extended or otherwise replaced from time to time, however any increase in that investment must be otherwise included in the scope of this definition.

“Permitted Loan” means:

(a)	any loan which constitutes Permitted Financial Indebtedness;

(b)	any loan made by a member of the Group to another member of the Group and which is not a Structural Intercompany Loan;

(c)	any Structural Intercompany Loan;

(d)	any loan made to a Permitted Joint-Venture; and

(e)

any loan made by way of a deferred consideration due from a purchaser in relation to a Permitted Disposal or any vendor loan or similar instrument issued or entered into in respect of a Permitted Disposal.

“Permitted Payments” means:

(a)	any tax payment required to be made in the context of the Opera Fiscal Unity;

(b)	the payment of reasonably incurred and duly documented administrative or regulatory cost incurred by the Holdco or its shareholders up to a maximum aggregate amount of EUR 60,000 per Financial Year;

(c)

unless a Drawstop Event or an Event of Default is continuing, the payment to the Shareholder and/or any manager of management fees foreseen in the latest Financial Model, up to a maximum aggregate amount of EUR 500,000 per Financial Year; and

(d)	the payment to Meridiam of the commitment fee paid by it as applicant under the Back-Up L/C, being an amount per Financial Year not exceeding 3% of the outstanding amount under the Back-Up L/C.

“Permitted Reorganisation” means a merger involving any Obligor (other than the Holdco and the Devco Borrower (and its Subsidiaries)), provided that:

(a)	no Event of Default is continuing on the date of the relevant merger and no Event of Default would occur as a result of the relevant merger;

(b)	if such merger involves an Obligor and a non-Obligor, the Obligor is the surviving entity and if such merger involves the Opco Borrower, the Opco Borrower is the surviving entity;

(c)	if such merger involves two or more Obligors:

(i)

the surviving entity(ies) of that merger is (are) liable under the Finance Documents for the obligations of that Obligor and the jurisdiction of incorporation of the surviving entity(ies) which are liable for that Obligor’s obligations is (are) the same as that of the relevant Obligor and Transaction Security equivalent to the ones granted by the non-surviving entity are granted by the surviving entity, provided that if the merger involved the Opco Borrower, the Opco Borrower shall be the surviving entity;

(ii)	the Holdco has delivered an up-to-date certified copy of the Group structure chart following the relevant merger;

(iii)	the Holdco has delivered a certified copy of the relevant merger agreement;

(iv)	a copy of the related corporate authorisations has been delivered to the Agent;

(v)

a legal opinion of Group’s legal advisers is addressed to, or capable of being relied on by, the Finance Parties confirming that (x) all corporate authorisations have been validly granted in relation to the contemplated merger, and (y) the surviving entity assumes all obligations of that Obligor under the Finance Documents.

“Permitted Securities Issue” means an issue of:

(a)

securities by a member of the Group (other than the Holdco) to its immediate Holding Company (save when such securities are subscribed by way of set-off against a Structural Intercompany Loan) and, if the existing securities of such member of the Group are subject of a Transaction Security, provided that the newly-issued securities also become subject to a Transaction Security on the same terms;

(b)	securities made in the context of a Listing; and

(c)	securities by the Holdco which constitutes Junior Funds, to the extent subject to a Transaction Security.

“Permitted Security” means:

(a)	any Security granted pursuant to the Finance Documents;

(b)	any Security or Quasi-Security granted by a member of the Group (other than the Original Obligors) which is existing on the Signing Date;

(c)

any Security arising under the general terms and conditions of banks in the Netherlands or of banks and Sparkassen in Germany (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) or similar general terms and conditions of banks with whom any member of the Group maintains a banking relationship in the ordinary course of business or any Security over bank accounts or retention rights in respect of deposits granted in favour of the account bank as part of that bank’s standard terms and conditions;

(d)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(e)

any cash cover granted as security for the contingent liabilities referred to in paragraph (f) of the definition of “Permitted Financial Indebtedness” provided that such cash cover is proportionate to the amount of such contingent liabilities and is released upon repayment of such contingent liabilities (and the corresponding account is closed upon repayment of such contingent liabilities);

(f)	any netting or set-off arrangement under the Cash-Pooling Agreement or the Opera Fiscal Unity;

(g)

any Security or Quasi-Security securing Permitted Financial Indebtedness not otherwise permitted in the preceding paragraphs, the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under the paragraphs above) does not exceed € 1,000,000 (or its equivalent in any other currency(ies)).

(h)

any Security or Quasi-Security arising under any retention of title, extended retention of title (verlängerter Eigentumsvorbehalt), hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods or, in the case of an extended retention of title arrangement, receivables resulting from the sale of such goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(i)

any lien arising under the general terms and conditions of banks and Sparkassen (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) or similar general terms and conditions of banks with whom any member of the Group maintains a banking relationship in the ordinary course of business;”

(j)	any landlord’s pledge (Vermieterpfandrecht) arising by operation of law under a lease in favour of the relevant third party landlord;

(k)

any Security or Quasi-Security given in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV); and

(l)

any Security or Quasi-Security in respect of liabilities owed to a German Intra-Group Lender (as defined in the Intercreditor Agreement) only, if and to the extent that Security or Quasi-Security is required for the relevant German Intra-Group Lender (or its general partner, as the case may be) in order to comply with its obligations under sections 30 and/or 43 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) or sections 57 and/or 93 of the German Stock Corporation Act (Aktiengesetz);

“Permitted Transaction” means:

(a)

any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under or as a consequence of an undertaking under the Finance Documents;

(b)

transactions (other than: (i) any sale, lease, licence, transfer or other disposal; and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms; and

(c)	any Permitted Reorganisation.

“Permitted Treasury Transactions” means:

(a)	transactions entered or to be entered into in accordance with the Hedging Programme; and

(b)

transactions entered into for hedging of actual and potential exposures of an Obligor to fluctuations in any rate (including currency exchange rate) or price in the ordinary course of business and not for speculative purposes.

“Person” means any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint-venture, consortium, partnership or other entity (whether or not having a separate legal personality).

“Pre-Approved Disposals” means any disposal of any high-power charging site (including, for the avoidance of doubt, all hardware, charge points and grid connection relating to such site) by a member of the Operational Group to the Mega-E SPV (or any of its Subsidiary) provided that any such disposal:

(a)

in relation to any assets or sites, is effected on arm’s length terms for a price which is no less than their current net book value in the balance sheet of the concerned member of the Operational Group; and

(b)

in relation to assets or sites included in the framework of the UltraE scheme supported by the Innovation Networks Executive Agency (INEA), is (i) accompanied with an evidence delivered to the Agent that such assets relate to a site subsidised by INEA under the UltraE grant agreement awarded on 9 November 2016 to the Operational Group (as amended from time to time) and (ii) completed no later than 30 June 2021; or

(c)	in relation to assets or sites not otherwise captured in paragraph (b) above, is completed by 31 December 2019.

“Pro Rata Revenue Percentage” means, for any Relevant Period, the following percentage:

(Real Period Revenue / Expected Period Revenue) X 100.

“Pro Rata Utilisation Amount” means, in respect of any Utilisation (other than the first and the second Utilisations), an amount which is the lesser of:

(a)	the amount corresponding to the applicable Expected Utilisation Amount applicable to such Utilisation Date multiplied by the applicable Pro Rata Revenue Percentage; and

(b)	the Expected Utilisation Amount applicable to such Utilisation Date,

it being specified that the above shall continue to apply after the end of the Availability Period for the purpose of Clause 22.2(c)(iii)(B) as if references to “Utilisation” and “Utilisation Date” were respectively references to a “withdrawal from the Ramp-Up Reserve Account” and the “date on which a withdrawal is made from the Ramp-Up Reserve Account”.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period.

“Ramp-Up Reserve Account (RURA)” has the meaning given to it in Clause 22.2 (The Ramp-Up Reserve Account).

“Real Period Revenue” means:

(a)

for the purpose of calculating the Interest Cover Ratio, the Group EBITDA Margin Ratio, the Group’s EBITDA and the Pro Rata Revenue Percentage, for each Testing Period, the revenue effectively generated on a consolidated basis by the Group (on a 12-month rolling basis) as shown:

(i)

in relation to each Testing Period ending on 31 December, in the Group Annual Financial Statements for the Financial Year ended on such date delivered to the Agent in accordance with Clause 19.1(a); and

(ii)

in relation to each Testing Period ending on 30 June, in (A) the Group Half-Year Financial Statements for the first Semester of this Financial Year delivered to the Agent in accordance with Clause 19.1(b) and (B) the Group Quarterly Financial Statements for the third and fourth Financial Quarters of the immediately preceding Financial Year delivered to the Agent in accordance with Clause 19.1(c); and

(b)

for the purpose of calculating the Operational Group EBITDA Margin Ratio, for each Testing Period, the revenue effectively generated on a consolidated basis by the Operational Group (on a 12-month rolling basis) as shown:

(i)

in relation to each Testing Period ending on 31 December, in the Operational Group Annual Financial Statements for the Financial Year ended on such date delivered to the Agent in accordance with Clause 19.1(a); and

(ii)

in relation to each Testing Period ending 30 June, in (A) the Operational Group Half-Year Financial Statements for the first Semester of this Financial Year delivered to the Agent in accordance with Clause 19.1(b) and (B) the Operational Group Quarterly Financial Statements for the third and fourth Financial Quarters of the immediately preceding Financial Year delivered to the Agent in accordance with Clause 19.1(c).

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic means of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)

(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)

if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means, in relation to EURIBOR, the principal office in Paris of BNP Paribas, ING Bank N.V. and Commerzbank AG or such other entities as may be appointed by the Agent in consultation with the Holdco.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means the European interbank market.

“Relevant Period” means for each Utilisation Date (other than the first Utilisation Date and the second Utilisation Date):

(a)	falling during the first Financial Semester of a Financial Year, the Testing Period ended on 31 December of the immediately preceding Financial Year;

(b)	falling during the second Financial Semester of a Financial Year, the Testing Period ended on 30 June of the current Financial Year.

“Remedial Plan” has the meaning given to it in Clause 20.3(d) (Drawstop Event).

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement), 18.10 (No default), 18.11(a) and (c) (No misleading information), 18.17 (Anti-bribery, anti-corruption and anti-money laundering), 18.18 (Sanctions), 18.22 (Ranking) and 18.28 (Centre of main interests).

“Report” means:

(a)	the insurance due diligence report prepared by Marsh dated 21 March 2018;

(b)	the technical due diligence report prepared by Mott MacDonald dated 21 May 2019;

(c)	the red flag due diligence report prepared by Linklaters LLP (Paris) 22 May 2019;

(d)	the red flag due diligence report prepared by Linklaters LLP (Amsterdam) dated 28 December 2017;

(e)	the due diligence reports prepared by PwC dated 17 April 2018, (together with its addendum dated 22 November 2018), 13 March 2019 and 15 March 2019;

(f)	the commercial due diligence report prepared by E-Cube dated 10 June 2018; and

(g)	the legal due diligence report prepared by Clifford Chance LLP dated 12 April 2018,

in each case in the agreed form and addressed (on a reliance basis (except for the Report referred to in paragraph (d) above)) to the Mandated Lead Arrangers, the Agent, the Security Agent and each Original Lender.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“RURA Required Balance” has the meaning given to it in Clause 22.2 (The Ramp-Up Reserve Account).

“Sanctioned Country” means any country or territory or government which is the subject to country-wide or territory-wide Sanctions.

“Sanctioned Person” means any person who is a designated target of Sanctions or is otherwise a subject of Sanctions (including without limitation as a result of being (a) owned or controlled directly or indirectly by any person which is a designated target of Sanctions, or (b) organised under the laws of, or a citizen or resident of, any country that is subject to general or country-wide Sanctions.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted, imposed or enforced by a Sanctions Authority.

“Sanctions Authority” means:

(a)	the United Nations;

(b)	the United States of America;

(c)	the European Union (or any member state thereof); and

(d)	the United Kingdom; and

(e)

the governments and official institutions or agencies of any of paragraphs (a) to (d) above, including OFAC, the United Nation Security Council, the European Council, the US Department of State and Her Majesty’s Treasury.

“Screen Rate” means in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Holdco.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means (i) any agreement, document or instrument specified in Part II (Conditions Precedent to first Utilisation) of Schedule 2 (Conditions Precedent) or in Clause 21.30(i), (ii) other document entered into by any Additional Guarantors as specified in Part III (Conditions Precedent required to be delivered by an Additional Guarantor) of Schedule 2 (Conditions Precedent) and (iii) any other document designated as such by the Holdco and the Agent.

“Shareholder” means Madeleine Charging B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Zuidplein 126, WTC H-Tower, 15th floor, 1077 XV Amsterdam, the Netherlands, registered with the Dutch Trade Register under number 71768068.

“Shareholder Loan” means the Existing Shareholder Loans and any other shareholder loan made to the Holdco by the Shareholder from time to time which is subject to a Transaction Security and subordinated to the Facility pursuant to the terms of the Intercreditor Agreement.

“Signing Date” means the date hereof.

“Specified Time” means a day or time determined in accordance with Schedule 8 (Timetables).

“Sponsor Commitment Letter” means the letter from the Meridiam Investors to the Original Obligors and the Agent dated on or about the Closing Date.

“Structural Intercompany Loan” means any intercompany loan(s) made available from time to time by an Obligor to any of its Subsidiaries for an individual amount or aggregate amount of more than:

(a)	in relation to any intercompany loan(s) made to any such Subsidiary on or before 31 December 2019, EUR3,000,000 (individually or in aggregate); and

(b)	in relation to any intercompany loan(s) made to any such Subsidiary thereafter, EUR2,000,000 (individually or in aggregate).

“Structural Intercompany Loan Borrower” means any borrower under a Structural Intercompany Loan.

“Structure Memorandum” means the structure memorandum prepared by Holdco dated 1 October 2018.

“Subsidiary” means in relation to any company, corporation or other legal entity (a “holding company”), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	in which a majority of the voting rights are held by the holding company, either alone or pursuant to an agreement with others;

(c)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(d)	which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to determine the composition of the majority of its board of directors or equivalent body.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 85% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85% of the Total Commitments immediately prior to the reduction).

“Syndication Letter” means the letter dated on or about the Signing Date delivered by the Mandated Lead Arrangers to the Borrowers and relating to the syndication of the Facility.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date which is seventh (7th) anniversary of the Signing Date.

“Testing Date” has the meaning given to that term in Clause 20.1 (Financial definitions).

“Total Commitments” means the aggregate of the Commitments, being EUR 120,000,000 at the Signing Date and as may be increased pursuant to Clause 2.2 (Increase - Accordion Option).

“Transaction Security” means the Security created or expressed to be created pursuant to the Security Documents.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 4 (Form of Transfer Agreement) or any other form agreed between the Agent and the Holdco.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation determined in accordance with Clause 5.2(a)(i).

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“Utilisation Schedule” means the schedule specifying, for each Financial Semester until the Termination Date, the Expected Utilisation Amount for such Financial Semester as set out in Schedule 11 (Utilisation Schedule) and as may be amended from time to time in accordance with Clause 7.11 (Rescheduling of Commitments and automatic cancellation).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“White List” means the list set out in Schedule 10 (White List).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the “Agent”, the “Mandated Lead Arrangers”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)

“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended or restated;

(v)	a “group of Lenders” includes all the Lenders;

(vi)	“gross negligence” means “faute lourde”;

(vii)	a “guarantee” includes any type of “sûreté personnelle”;

(viii)	“indebtedness” includes any obligation (whether incurred as principal, as surety or otherwise) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint-venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)

an Obligor providing “cash cover” for a contingent liability referred to in paragraph (f) of the definition of “Permitted Financial Indebtedness” means an Obligor paying an amount in the currency of the contingent liability to an interest-bearing account opened in its name;

(xi)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	a “security interest” includes any type of security and transfer by way of security;

(xiii)	a “transfer” includes any means of transfer of rights and/or obligations under French law;

(xiv)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(xv)	“wilful misconduct” means “dol”;

(xvi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xvii)	unless a contrary indication appears, a time of day is a reference to Paris time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(f)	A Drawstop Event is “continuing” if it has not been remedied or waived.

1.3	Belgian terms

In this Agreement, where it relates to a Belgian entity, a reference to:

(a)

a liquidator, receiver, administrative receiver, administrator or similar officer includes a curator/curateur, vereffenaar/liquidateur, voorlopige bewindvoerder/administrateur provisoire, commissaris inzake opschorting/commissaire au sursis, mandataris ad hoc/mandataire ad hoc, sekwester/séquestre and an insolventiefunctionaris/ praticien de l’insolvabilité;

(b)

a security interest includes a mortgage (hypotheek/hypothèque), a pledge (pand/nantissement), a privilege (voorrecht/privilège), a retention of title (eigendomsvoorbehoud/réserve de propriété), a real surety (zakelijke zekerheid/sûreté réelle), a transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie) and a promise or mandate to create any of the security interest mentioned above;

(c)

commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted with a view to reaching a settlement agreement (minnelijk akkoord/accord amiable) with two or more of its creditors pursuant to Book XX of the Belgian Code of Economic Law;

(d)	a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(e)	a suspension of payments, moratorium of any indebtedness or reorganisation includes any gerechtelijke reorganisatie/réorganisation judiciaire or staking van betaling/cessation de paiements;

(f)

a composition, assignment or similar arrangement with any creditor includes gerechtelijke reorganisatie/réorganisation judiciaire, as applicable, and minnelijk akkoord met schuldeisers/accord amiable avec des créanciers;

(g)	an insolvency includes faillissement/faillite, gerechtelijke reorganisatie/reorganisation judiciaire and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(h)	a winding up, liquidation, administration or dissolution includes vereffening/liquidation, ontbinding/dissolution and faillissement/faillite;

(i)	an attachment, sequestration, distress, execution or analogous events includes uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire;

(j)

an amalgamation, demerger, merger, consolidation or corporate reconstruction includes a overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activité, splitsing/scission and fusie/fusion and assimilated transaction in accordance with article 676 and 677 of the Belgian Companies Code (gelijkgestelde verrichting/opération assimilée);

(k)	the “Belgian Companies Code” means the Belgian Wetboek van Vennootschappen/Code des Sociétés dated 7 May 1999, as amended and/or superseded from time to time;

(l)	the “Belgian Civil Code” means the Belgian Burgerlijk Wetboek / Code Civil as amended and/or superseded from time to time.

(m)	the “Belgian Code of Economic Law” means the Belgian Wetboek van Economisch Recht/Code de Droit Economique dated 28 February 2013, as amended and/or superseded from time to time;

(n)

“constitutional documents” means the articles of association (statuten/statuts), an extract from the Crossroads Bank for Enterprises (uittreksel uit de Kruispuntbank voor Ondernemingen/extrait de la Banque Carrefour des Entreprises) and a non-insolvency certificate;

(o)	gross negligence means zware fout/faute lourde; and

(p)	wilful misconduct or wilful breach means bedrog/dol.

1.4	Dutch Terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a “director” means a managing director (bestuurder) and board of directors means its managing board (bestuur);

(b)	the “suspension of payments” or a “moratorium” includes surseance van betaling;

(c)	a “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)

“any step or procedure taken in connection with insolvency proceedings” includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(e)	a “receiver” or “administrative receiver” does not include a curator or bewindvoerder;

(f)	a “provisional liquidator” or “trustee” includes a curator;

(g)	an “administrator” includes a bewindvoerder;

(h)	an “attachment” includes a beslag;

(i)	an “insolvency” does not include a stille bewindvoering;

(j)

a “security interest” includes, in respect of a Dutch entity or in connection with any security in the Netherlands, a retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), a right of retention (recht van retentie), a right to reclaim goods (recht van reclame) and in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid); and

(k)

a “necessary action to authorise”, where applicable, includes any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden) and obtaining a neutral or positive advice (advies) from the competent works council(s).

1.5	German Terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a “receiver”, “administrator” includes an Insolvenzverwalter, a vorläufiger Insolvenzverwalter, a Zwangsverwalter, a Sachverwalter or a vorläufiger Sachwalter;

(b)

“director” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a “managing director” (Geschäftsführer) or “member of the board of directors” (Vorstand);

(c)	a “disposal” includes:

(i)	a Verfügung;

(ii)	the entry into an agreement upon a priority notice (Auflassungsvormerkung);

(iii)	an agreement on the transfer of title to a property (Auflassung) in whole or part; and

(iv)	the partition of an ownership in a property (Grundstücksteilung);

(d)	references to the “German Civil Code” are references to the Bürgerliches Gesetzbuch;

(e)	a “winding up”, “administration” or “dissolution” (and each of those terms) includes insolvency proceedings (Insolvenzverfahren).

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Commitments which may be increased pursuant to Clause 2.2 (Increase – Accordion Option).

2.2	Increase – Accordion Option

(a)

Any Borrower (or the Holdco on its behalf) may, by delivery to the Agent of a duly completed Accordion Increase Request, request that the Total Commitments be increased (and the Total Commitments shall be so increased) as described in, and in accordance with, this Clause 2.2.

(b)	The increase in the Total Commitments requested in an Accordion Increase Request is subject to the following conditions:

(i)

the increased Commitments will be assumed by one or more existing Lenders willing to provide such increase and/or by other banks, financial institutions, trusts, funds or other entities (provided that such entity is not subject to Sanctions) (each an “Accordion Increase Lender”) selected by the Holdco and acceptable to the Agent (acting reasonably) which, if not already, shall become a Party as a Lender;

(ii)

Successful Syndication (as defined in the Syndication Letter) has been achieved and the Agent receives an Accordion Increase Request no later than 180 days following the Syndication End Date (as defined in the Syndication Letter) (the “Accordion Longstop Date”) and at least 15 Business Days before the proposed Accordion Increase Date;

(iii)

the Accordion Increase Amount is denominated in Euros and of a minimum amount of EUR 5,000,000 or any lower amount agreed to by the Agent and, when aggregated to the Accordion Increase Amount made available under the previous Accordion Increase Request (if any), of a cumulative maximum amount of EUR30,000,000 (or any other amount agreed to by all the Lenders and Holdco);

(iv)	the Total Commitments, after the increase, will not exceed EUR 150,000,000 or any other amount agreed to by all the Lenders and Holdco;

(v)	no amendment shall be made to the Termination Date;

(vi)

no Default or Drawstop Event is continuing or would result from the proposed increase in the Facility, in each case on the date of the relevant Accordion Increase Request and on the relevant Accordion Increase Date;

(vii)	the Repeating Representations are true in all material respects on the date of the relevant Accordion Increase Request and the relevant Accordion Increase Date;

(viii)	the Agent has received in form and substance satisfactory to it:

(A)

such documents (if any) as are reasonably necessary as a result of the making of that Accordion Increase to maintain the effectiveness of the guarantees, indemnities and other assurances against loss provided to the Finance Parties pursuant to the Finance Documents;

(B)

any amendment to the existing Transaction Security, Transaction Security confirmation or supplemental Security Documents as may be required under applicable law to extend the scope of the secured obligations under the Security Documents to these additional Commitments; and

(C)

any corporate authorisations required by law and/or by the constitutional documents of any Obligor in the context of the transactions required to be entered into in connection with such Accordion Increase Request;

(ix)	in respect of each Accordion Increase Lender:

(A)	the Agent has received and executed a duly completed Accordion Increase Confirmation from that Accordion Increase Lender; and

(B)

in relation to an Accordion Increase Lender which is not already a Lender on the date of the Accordion Increase Confirmation, the Agent has performed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the additional Commitments by that Accordion Increase Lender, the completion of which the Agent shall promptly notify to the Holdco and the Accordion Increase Lender; and

(x)	the Accordion Increase Lender(s) agree(s) to assume additional Commitments in an aggregate amount equal to the Accordion Increase Amount,

it being specified that:

(i)	the Agent shall notify the Holdco and the Lenders promptly upon being satisfied under paragraph (b) above.

(ii)

other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (i) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(c)

The increase in the Total Commitments and the assumption of the additional Commitments by the Accordion Increase Lenders will take effect on the date (the “Accordion Increase Date”) which is the later of:

(i)	the date specified by a Borrower or the Holdco in the relevant Accordion Increase Request; and

(ii)	the date on which all of the conditions described in paragraph (b) above have been met.

(d)	On and from the Accordion Increase Date:

(i)	the Total Commitments will be increased by the relevant Accordion Increase Amount;

(ii)	each Accordion Increase Lender will assume all the obligations of a Lender in respect of the additional Commitments specified in the Accordion Increase Confirmation of that Accordion Increase Lender;

(iii)

the Obligors and each Accordion Increase Lender which is not a Lender immediately prior to the relevant Accordion Increase Date shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Accordion Increase Lender would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender;

(iv)

each Accordion Increase Lender which is not a Lender immediately prior to the relevant Accordion Increase Date shall (A) become a Party as a “Lender” and any such Accordion Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Increase Lender and those Finance Parties would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender and (B) accede to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement) by executing and delivering to the Agent and the Security Agent a Creditor Accession Undertaking (as defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement; and

(v)	the Commitments of the other Lenders shall continue in full force and effect.

(e)

Each Accordion Increase Lender, by executing the Accordion Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(f)

The Opco Borrower shall, on the relevant Accordion Increase Date, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 24.4 (Transfer fee) if the increase was a transfer pursuant to Clause 24.1 (Transfers by the Lenders) and the Opco Borrower shall promptly on demand pay to the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in the Facility under this Clause 2.2.

(g)	No Lender shall be under any obligation to execute any Accordion Increase Confirmation.

(h)	The Holdco and the Borrowers may only request an increase in the Total Commitments pursuant to this Clause 2.2 twice.

(i)	Clause 24.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Accordion Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that Accordion Increase Lender; and

(iii)	a “re-transfer” were references to respectively a “transfer”.

(j)	The Agent shall, as soon as reasonably practicable after it has executed an Accordion Increase Confirmation;

(i)	send to the Holdco a copy of that Accordion Increase Confirmation; and

(ii)	notify the Lenders of that Accordion Increase Confirmation (and the amount of the additional Commitments).

(k)	On the Accordion Longstop Date:

(i)

if the additional Commitments raised under this Clause 2.2 amount to EUR30,000,000 or otherwise if additional Junior Funds have been injected to compensate in full for the Accordion Shortfall Amount, the latest Financial Model setting out the base case on the basis of a EUR 150,000,000 Facility shall prevail;

(ii)

if no additional Commitments have been raised under this Clause 2.2 and no additional Junior Funds have been injected to compensate in full for the Accordion Shortfall Amount, the latest Financial Model setting out the base case on the basis of a EUR 120,000,000 Facility shall prevail;

(iii)

if (A) no additional Commitments have been raised under this Clause 2.2 and additional Junior Funds have been injected to compensate in part for the Accordion Shortfall Amount or (B) the additional Commitments raised under this Clause 2.2 amount to less than EUR30,000,000 and the Accordion Shortfall Amount has been compensated for in part by an injection of additional Junior Funds, the latest Financial Model shall be updated in accordance with Clause 19.5(iii).

2.3	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by a Borrower which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Borrower.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors’ agent

(a)

The Borrowers and, upon its accession to this Agreement, each Additional Guarantor irrevocably appoints the Holdco to act on their behalf as their agent (the “Obligor’s Agent”) in relation to the Finance Documents and irrevocably authorise:

(i)

the Holdco as the Obligors’ Agent on their behalf to supply all information concerning themselves contemplated by this Agreement to the Finance Parties and to give and receive all notices, consents and instructions (including Utilisation Requests), to agree, accept and execute on their behalf all documents in connection with the Finance Documents (including amendments and variations of and consents under any Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Holdco as Obligors’ Agent,

It being specified that for this purpose each Additional Obligor incorporated in Germany releases the Holdco to the fullest extent possible from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(b)	Each Obligor (other than the Holdco) confirms that:

(i)	they will be bound by any action taken by the Holdco as Obligors’ Agent under or in connection with the Finance Document; and

(ii)	each Finance Party may rely on any action purported to be taken by the Holdco as Obligors’ Agent on behalf of that Obligor.

(c)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

All amounts borrowed under the Facility shall be applied towards the financing of:

(a)

general corporate and working capital needs of the Borrowers or their Subsidiaries (by way, as the case may be, of on-lending of the proceeds of a Utilisation to such Subsidiary under a Structural Intercompany Loan), to the exclusion of the financing of any replenishment of the Ramp-Up Reserve Account or the Debt Service Reserve Account after the Closing Date; and

(b)	on the Closing Date, the funding in part of the Debt Service Reserve Account (up to EUR 5,000,000) and the Ramp-Up Reserve Account (up to EUR 5,000,000) in accordance with the Funds Flow Statement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

No Borrower may deliver a Utilisation Request unless the Agent has received no later than the Signing Date all of the documents and other evidence listed in Part I (Conditions Precedent to Signing) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Holdco and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that any Lender notifies the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification, unless directly caused by its gross negligence or wilful misconduct.

4.2	Conditions precedent to first Utilisation

(a)

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in respect of the first Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date for such Utilisation, the Agent has received no later than the Closing Date all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Holdco and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that any Lender notifies the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification, unless directly caused by its gross negligence or wilful misconduct.

4.3	Further conditions precedent

Without prejudice to Clauses 4.1 and 4.2 above, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	a duly completed Utilisation Request has been delivered to the Agent;

(b)	no Event of Default is continuing or would result from the proposed Utilisation;

(c)	no Drawstop Event is continuing;

(d)

as regards the second Utilisation Date only, a certified copy of signed construction contracts and O&M contracts for the Mega-E SPV projects in (i) the Netherlands, (ii) Germany, (iii) France and/or (iv) Belgium, which represent in aggregate a turnover of (A) at least EUR 16,000,000 with respect to construction contracts and (B) EUR 1,000,000 per year with respect to O&M contracts, has been delivered to the Agent in a form and substance satisfactory to it;

(e)	evidence has been delivered as to compliance with Clause 21.26 (Minimum Junior Funds) (taking into account the contemplated Utilisation);

(f)	evidence has been delivered that the Ramp-Up Reserve Account is funded with the applicable RURA Required Balance at such time; and

(g)	the Repeating Representations are true in all material respects.

4.4	Conditions precedent for the sole benefit of the Lenders

The conditions precedent provided for in Clause 4.1 (Initial conditions precedent) to Clause 4.3 (Further conditions precedent) are stipulated for the sole benefit of the Lenders.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period and, in relation to any Utilisation (other than the first Utilisation and the second Utilisation), is either:

(A)	in relation to a Utilisation to be made on the first Financial Semester of a Financial Year:

(I)

the last Business Day of the first Financial Quarter of that Financial Year provided that the Group Annual Financial Statements and the related Compliance Certificate have been delivered to the Agent in accordance with Clauses 19.1(a) and 19.2(a) no later than 10 Business Days prior to the last Business Day of such Financial Quarter; or

(II)	if not, the last Business Day of the second Financial Quarter of that Financial Year; and

(B)	in relation to a Utilisation to be made on the second Financial Semester of a Financial Year:

(I)

the last Business Day of the third Financial Quarter of that Financial Year provided that the Group Half-Year Financial Statements and the related Compliance Certificate have been delivered to the Agent in accordance with Clauses 19.1(b) and 19.2(a) no later than 10 Business Days prior to the last Business Day of such Financial Quarter; or

(II)	if not, the last Business Day of the fourth Financial Quarter of that Financial Year; and

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

(c)	Only one Loan may be requested per Financial Semester per Borrower except for the first Utilisation and the second Utilisation which may both occur during the second Financial Semester of 2019.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be Euro.

(b)

Subject to paragraph (c) below, the amount of the proposed Loan must be a minimum of EUR 1,000,000 or, if less, (i) an amount corresponding to the Pro Rata Utilisation Amount for the relevant Utilisation Date or (ii) the Available Facility.

(c)

The amount of the proposed Loan shall not exceed (when aggregated to the Loan requested by the other Borrower for the same Financial Semester (if any)) the applicable Maximum Utilisation Amount for such Financial Semester.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

(a)	Each Borrower shall repay the Loans made available to it on the Termination Date.

(b)	No Borrower may reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, (A) it is or becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so or (B) any member of the Group is or becomes a Sanctioned Person:

(a)	that Lender shall (or in the case of (B) above, any Lender may) promptly notify the Agent upon becoming aware of that event;

(b)

upon the Agent notifying the Holdco (or in the case of (B) above, if the relevant Lender so specifies in its notice or any subsequent notice), each Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall (in the case of (B) above, if the relevant Lender so specifies in its notice or any subsequent notice) repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Holdco or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

A Lender will be entitled to exercise any rights it may have under this Clause 7.1 to the extent that exercising such rights would not constitute or result in a breach of the Council Regulation (EC) No 2271/96 dated 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (as amended from time to time).

7.2	Change of control

Upon the occurrence of a Change of Control or a sale of all or substantially all of the assets of the Group:

(a)	the Holdco shall promptly notify the Agent upon becoming aware of that event;

(b)	no Lender shall be obliged to fund a Utilisation;

(c)

if a Lender so requires and notifies the Agent within fifteen (15) Business Days of the Holdco notifying the Agent of the event, the Agent shall, by not less than five (5) Business Days days notice to the Holdco, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

7.3	Voluntary cancellation

Each Borrower may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 250,000) of an Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under the Facility.

7.4	Voluntary prepayment of Loans

(a)

A Borrower to which a Loan has been made may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of EUR 1,000,000) in accordance with Clauses 7.13 (Application of mandatory prepayments and cancellations) and 7.14 (Restrictions).

(b)	Any prepayment of a Loan under this Clause shall be applied pro rata to each Lender’s participation in that Loan.

7.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up) or under an equivalent provision of any Finance Document; or

(ii)	any Lender claims indemnification from an Obligor under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)

any amount payable to any Lender by an Obligor under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Obligor by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through the Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Holdco may, whilst the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Holdco has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Holdco in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	a Lender becomes a Non-Consenting Lender (as defined in paragraph (g) below) or a Defaulting Lender;

(iii)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Holdco may, on 20 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Acceptable Bank which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Holdco shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer; and

(v)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)

A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Holdco when it is satisfied that it has complied with those checks. The Agent shall perform the checks described in paragraph (e)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify that Lender and the Holdco when it is satisfied that it has complied with those checks.

(g)

In the event that the Holdco or the Agent (at the request of the Holdco) has requested the Lenders to give a consent in relation to, or to agree to a consent, waiver or amendment of, any provisions of a Finance Document and for which the unanimous consent of the Lenders was required and Lenders whose Commitments aggregate more than 85% of the Total Commitments or whose participations in the Loans then outstanding aggregate more than 85% of all the Loans then outstanding have consented or agreed to such consent, waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment within 20 Business Days of the relevant request being made to it (or if longer, such period specified in the Holdco’s request) shall be deemed a “Non-Consenting Lender”.

7.6	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for a Borrower to perform any of its obligations to any Lender under paragraph (c) of Clause 12.2 (Tax gross-up) or under an equivalent provision of any Finance Document,

(a)	the Holdco shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying that Lender, its Commitment(s) will be immediately cancelled; and

(c)

that Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of each Interest Period which ends after the Holdco has given notice under paragraph (a) above or, if earlier, the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.7	Disposal Proceeds

(a)	For the purpose of this Clause 7.7:

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Net Disposal Proceeds” means the consideration received in cash by any member of the Group (including any amount receivable in cash in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group;

(ii)

any Tax incurred and required to be paid by the member of the Group which is the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance) including any amount due by a member of Group under a tax consolidation agreement.

“Excluded Disposal Proceeds” means the Disposal Proceeds:

(i)	arising out of a Pre-Approved Disposal; and

(ii)

which are committed to be reinvested within 6 months of such receipt and are reinvested within 12 months of the date of receipt of such Net Disposal Proceeds in financing any purchase of assets or Capital Expenditures.

(b)

Subject to Clause 7.12 (Legal and tax impediments), the Holdco shall ensure that to 100 per cent of the Net Disposal Proceeds in excess, individually of EUR 2,500,000 or, in aggregate of EUR 5,000,000 throughout the life of the Facility, is applied in prepayment of the Loans, in accordance with Clauses 7.13 (Application of mandatory prepayments and cancellations) and 7.14 (Restrictions).

7.8	Insurance Proceeds

(a)	For the purpose of this Clause 7.8:

“Excluded Insurance Proceeds” means the Net Insurances Proceeds:

(i)	designated to meet third party claims;

(ii)	designated to cover operating losses, loss of profits or business interruption in respect of which the relevant insurance claim was made;

(iii)

committed to be reinvested within 6 months of such receipt and are reinvested within 12 months of the date of receipt of such Net Insurance Proceeds to replace, repair or reinstate the asset(s) to which those proceeds relate or to meet a liability in respect of which such Net Insurance Proceeds were received.

“Net Insurance Proceeds” means the cash proceeds of any insurance claim under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds and after deducting:

(i)	any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group;

(ii)	any Tax (x) incurred and required to be paid by a member of the Group in relation to that claim or (y) arising in connection with any transfer of the proceeds between members of the Group.

(b)

Subject to Clause 7.12 (Legal and tax impediments), the Holdco shall ensure that an amount equal to 100 per cent of the Net Insurance Proceeds in excess, for any Financial Year of that Borrower, of EUR 1,000,000, is applied in prepayment of the Loans, in accordance with Clauses 7.13 (Application of mandatory prepayments and cancellations) and 7.14 (Restrictions).

7.9	Excess Cashflow

The Holdco shall ensure that, an amount equal to the Excess Cashflow (after deducting an amount of EUR 1,000,000) attributable to any Financial Semester as calculated on the basis of the latest Group Annual Financial Statements or latest Group Half-Year Financial Statements delivered pursuant to Clause 19.1 (Financial Statements) (as applicable) multiplied by the applicable percentage set out in the table below, is applied towards prepayment of the Loans, in accordance with Clauses 7.13 (Application of mandatory prepayments and cancellations) and 7.14 (Restrictions) but subject to Clause 7.12 (Legal and tax impediments).

Percentage of Excess Cashflow	Testing Periods ending

0%	On or before 31 December 2023

50%	On 30 June 2024 and on 31 December 2024

100%	On 30 June 2025 and on 31 December 2025

7.10	Equity Cure

The Holdco shall ensure that an amount equal to the Equity Cure Amount (to the exclusion of any overcure amount) made available in accordance with Clause 20.5 (Equity Cure) multiplied by the applicable percentage set out in the table below, is applied in prepayment of the Loans in accordance with Clauses 7.13 (Application of mandatory prepayments and cancellations) and 7.14 (Restrictions), unless such amount is designated to be applied to the Debt Service Reserve Account in accordance with Clause 20.5(h) and is credited to the Debt Service Reserve Account in accordance therewith.

Equity Cure	Applicable percentage

First Equity Cure	25%

Second Equity Cure	50%

Third Equity Cure	75%

As from the Fourth Equity Cure	100%

7.11	Rescheduling of Commitments and automatic cancellation

(a)

If on any Utilisation Date, the Pro Rata Revenue Percentage is less than 100%, the Holdco and the Lenders agree to convene and discuss in good faith a possible adjustment of the Utilisation Schedule in order to carry-forward the portion of unused Commitments corresponding to such Utilisation Date to any next Utilisation Date(s). If the Majority Lenders consent to the adjustments proposed by the Holdco by the next Calculation Date, Holdco shall notify the Agent of the updated Utilisation Schedule (accompanied with the updated Financial Model) which shall be binding on the Parties for all the remaining Utilisation Dates, it being specified that only adjustments to the Expected Utilisation Amount applicable to each remaining Utilisation Date may be made in the context of this rendez-vous Clause. If the Majority Lenders have not accepted the adjustments proposed by the Holdco by the next Utilisation Date, the unused Commitments for such Utilisation Date will be automatically cancelled in full on such date.

(b)

If on three consecutive Utilisation Dates, the Pro Rate Revenue Percentage is higher than 100%, the Holdco and the Lenders agree to convene and discuss in good faith a possible adjustment of the Utilisation Schedule for the next Utilisation Date(s). If the Majority Lenders consent to the adjustments proposed by the Holdco by the next Calculation Date, Holdco shall notify the Agent of the updated Utilisation Schedule (accompanied with the updated Financial Model) which shall be binding on the Parties for all remaining Utilisation Dates, it being specified that only adjustments to the Expected Utilisation Amount applicable to each remaining Utilisation Date may be made in the context of this rendez-vous Clause.

(c)

Nothing is this Clause 7.11 shall be construed as a commitment from the Lenders to accommodate or consent to the proposed adjustments, this decision being left at their discretion and they shall incur no liability in this respect.

(d)	Any cancellation under this Clause 7.11 shall reduce the Commitments to the Lenders rateably.

7.12	Legal and tax impediments

(a)

If as a consequence of non-permissibility under local laws or without incurring costs (tax or otherwise) equal to or in excess of 3% of the amount to be applied in prepayment of the Loans, a member of the Group cannot distribute or up-stream an amount to another member of the Group required to be applied in prepayment of the Facility in accordance with Clause 7.7 (Disposal Proceeds), 7.8 (Insurance Proceeds) or 7.9 (Excess Cashflow), such amount shall only be applied in prepayment of the Loans once any such up-streaming become legally feasible or is capable of being made without such material costs and, as regards, amounts corresponding to Net Insurance Proceeds, shall be deposited by such member of the Group on a Blocked Account until any such up-streaming become legally feasible or is capable of being made without such material costs.

(b)

Each Borrower shall use all its reasonable endeavours to overcome any such restrictions or to minimize any cost in relation thereof. If at any time such restrictions are removed, any relevant delayed early prepayment shall be made at the end of the current Interest Period.

7.13	Application of mandatory prepayments and cancellations

(a)

Each prepayment of the Loans in accordance with Clauses 7.7 (Disposal Proceeds) to 7.10 (Equity Cure) (as applicable) shall be applied in prepayment of a Loan on the last day of the current Interest Period relating to that Loan.

(b)

Any prepayment of a Loan (other than a prepayment pursuant to Clause 7.1 (Illegality), 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender) or Clause 7.6 (Mandatory prepayment and cancellation in relation to a single Lender) shall be applied pro rata to each Lender’s participation in that Loan.

7.14	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty, provided that any prepayment made in accordance with Clause 7.4 (Voluntary prepayment of Loans) on or before the date falling on the third anniversary of the Closing Date shall be subject to the payment of the applicable Make-Whole Amount.

(c)	No Borrower may reborrow any part of the Facility which is prepaid.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase – Accordion Option), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Holdco or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.

8.2	Payment of interest

Any Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law and without notice (mise en demeure) on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the relevant Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Holdco of each Funding Rate relating to a Loan.

8.5	Effective Global Rate (Taux Effectif Global)

For the purposes of articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Code de la consommation and article L.313-4 of the French Code monétaire et financier, the Parties acknowledge that (i) the effective global rate (taux effectif global) calculated on the Signing Date, based on assumptions as to the period rate (taux de période) and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement, is set out in a letter from the Agent to each Borrower and (ii) that letter forms part of this Agreement. Each Borrower acknowledges receipt of that letter.

9.	INTEREST PERIODS

9.1	Interest Periods

(a)	Subject to this Clause 9.1, an Interest Period for a Loan is six (6) Months or any other period agreed between the Holdco and the Agent (acting on the instructions of all the Lenders).

(b)	No Interest Period for a Loan shall extend beyond the Termination Date.

(c)	The first Interest Period for each Loan shall start on its Utilisation Date and end on the earlier of 30 June or 31 December immediately following such Utilisation Date.

(d)	Each following Interest Period shall start on the last day of the preceding Interest Period and end on the next Interest Payment Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans

If two or more Interest Periods:

(i)	relate to Loans made to the same Borrower; and

(ii)	end on the same date,

those Loans will be consolidated into, and treated as, a Loan on the last day of the Interest Period.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)

Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for EURIBOR for:

(i)	Euro; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)

Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no EURIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)

Subject to paragraph (b) below, if EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated based on the quotations of the remaining Reference Banks.

(b)	If at or about 11:30 a.m. on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before close of business in Paris on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40% per cent. of that Loan) that the cost to it of funding its participation in that Loan would be in excess of EURIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 applies, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)

the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event no later than on Business Day before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 10.4 applies and the Agent or the Holdco so requires, the Agent and the Holdco shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Holdco, be binding on all Parties.

(d)	If this Clause 10.4 applies pursuant to Clause 10.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than EURIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

(e)

If this Clause 10.4 applies pursuant to Clause 10.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

10.5	Notification to the Holdco

If Clause 10.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Holdco.

10.6	Break Costs

(a)

Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.7	Modification and/or discontinuation of certain benchmarks

(a)	Without prejudice to any other provisions of this Clause 10, each Party acknowledges and agrees to the benefit of the other Party that:

(i)

EURIBOR benchmarks (i) may be subject to methodological or other changes which could affect its value, (ii) may not comply with applicable laws and regulations (such as the European Benchmark Regulation) and/or (iii) may be permanently discontinued;

(ii)

the occurrence of any of the aforementioned events and/or a Screen Rate Replacement Event may have adverse consequences which may materially impact the economics of the financing transaction contemplated under this Agreement.

(b)

The Parties further acknowledge that if any of the aforementioned events and/or a Screen Rate Replacement Event is forthcoming, they shall enter into negotiations with a view to agreeing the necessary changes to this Agreement in order to preserve the economics of the financing transaction contemplated therein for all the Parties and, in particular, the margin initially agreed between the Parties. Such negotiations shall be carried out by each Party in good faith and in consideration of the then prevailing market practice (without prejudice to the particularities, as the case may be, of this transaction).

(c)	For the purpose of this Clause 10.7, “Screen Rate Replacement Event” shall mean any of the events referred to in Clauses 10.1 (Unavailability of Screen Rate) to 10.4 (Cost of funds).

11.	FEES

11.1	Commitment fee

(a)

Each Borrower shall pay to the Agent (for the account of each Lender) a fee in Euro computed at the rate of 35 per cent. per annum of the applicable Margin on that Lender’s Available Commitment for the Availability Period (or, in the case of any additional Commitment, from (and including) the relevant Accordion Increase Date to and including the last day of the Availability Period).

(b)

The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Arrangement fee

The Opco Borrower shall pay to the Mandated Lead Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Opco Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Structuring coordination fee

The Opco Borrower shall pay to the Mandated Lead Arrangers a structuring coordination fee in the amount and at the times agreed in the relevant Fee Letters.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:

(i)

fulfils the conditions imposed by the law of the jurisdiction in which the relevant Obligor is tax resident or in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(ii)	is a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as resident of a Treaty State for the purposes of the Treaty;

(ii)

does not carry on business in the jurisdiction in which the relevant Obligor is tax resident through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(iii)	is acting from the Facility Office situated in its jurisdiction of incorporation; and

(iv)

fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on interest by the jurisdiction in which the relevant Obligor is tax resident, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with the jurisdiction in which the relevant Obligor is tax resident (the “Treaty”), which makes provision for full exemption from Tax imposed by the jurisdiction in which the relevant Obligor is tax resident on interest payments.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Holdco shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Holdco and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the jurisdiction in which the relevant Obligor is tax resident, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

(ii)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in paragraph 12.2(d)(i) above shall not apply in respect of any Tax Deduction on account of Tax imposed by the jurisdiction in which the relevant Obligor is tax resident on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)

The Holdco shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which the Finance Party has a permanent establishment and/or permanent representative to which amounts received or receivables are attributable;

(B)

under the law of The Netherlands to the extent such Tax becomes payable as a result of such Finance Party having a substantial interest (aanmerkelijk belang) in a Borrower as laid down in The Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001);

(C)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(D)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)

would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied;

(C)	is attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy); or

(D)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Holdco.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender Status Confirmation

(a)

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 12.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Holdco). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this paragraph (a).

(b)

Such a Lender shall also specify, in the documentation which it executes on becoming a Party as a Lender, whether it is incorporated or acting through the Facility Office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this paragraph (b).

12.6	Stamp taxes

The Opco Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	Value added tax

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Opco Borrower and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions) the Holdco shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	attributable to a Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);

(iv)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)

If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower shall as an independent obligation within three Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Holdco shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Holdco.

14.3	Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 29.9 (Change of currency);

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(d)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Holdco, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased Costs) or in any amount payable under a Finance Document by an Obligor becoming not deductible from that Obligor’s taxable income under the law of its jurisdiction of incorporation purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through the Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrowers shall within 10 Business Days of demand pay the Agent and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees (subject to agreed cap)) incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication of and placement of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the Signing Date.

16.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 29.9 (Change of currency),

the Borrowers shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrowers shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE, REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	GUARANTEE

17.1	Guarantee

Subject to Clause 17.9 (Guarantee Limitations – German Additional Guarantor) as regards an Additional Guarantor incorporated in Germany, to Clause 17.10 (Guarantee Limitations – Belgian Additional Guarantor) as regards an Additional Guarantor incorporated in Belgium or, as regards any Additional Guarantor which is not incorporated in the Netherlands or in Germany or in Belgium, any other customary limitations applicable in the jurisdiction of such Additional Guarantor (if any) set out in the Accession Letter executed by such Additional Guarantor, each Guarantor irrevocably and unconditionally, jointly and severally:

(a)	guarantees (as a caution solidaire) to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents; and

(b)

undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal Borrower; and

(c)	agrees that the obligations under this guarantee shall not be affected in the case of the merger of the Guarantor, any other Obligor or any Finance Party,

as from the Closing Date (in respect of the Original Guarantors) or as from the execution of the Accession Letter (in respect of any Additional Guarantor).

17.2	Continuing guarantee

The obligations of each Guarantor under this Clause 17:

(a)	will remain in full force and effect until all amounts which may be or become payable by any Obligor under or in connection with any Finance Document have been irrevocably paid in full; and

(b)	are subject to any limitation which is set out in this Clause 17 or contained in the Accession Letter by which that Guarantor becomes a Guarantor.

17.3	Waiver of defences

Each Guarantor irrevocably and expressly:

(a)	undertakes not to exercise any rights which it may have under article 2298 (bénéfice de discussion) or article 2303 (bénéfice de division) of the French Code Civil;

(b)

waives any right it may have of first requiring any Finance Party (or any agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17 (Guarantee);

(c)

undertakes not to exercise any rights which it may have against any other Obligor under article 2309 of the French Code Civil until all amounts which may be or become payable by any Obligor to any Finance Party under or in connection with any Finance Document have been paid in full; and

(d)

undertakes not to exercise any rights which it may have under article 2316 of the French Code Civil to take any action against any other Obligor in the event of any extension of any Availability Period, any Termination Date, any date for repayment under Clause 7 (Prepayment and cancellation) or any other date for payment of any amount due, owing or payable to any Finance Party under any Finance Document, in each case without the consent of that Guarantor, until all amounts which may be or become payable by any Obligor to any Finance Party under or in connection with any Finance Document have been paid in full.

17.4	No subrogation

(a)

Until all amounts which may be or become payable by any Obligor under or in connection with any Finance Document have been paid in full, each Guarantor undertakes not to exercise any rights which it may have (including its rights under articles 2305 and 2306 of the French Code Civil):

(i)

to be subrogated to or otherwise share in any security or monies held, received or receivable by any Finance Party or to claim any right of contribution in relation to any payment made by any Guarantor under this Agreement;

(ii)	to enforce any of its rights of subrogation and indemnity against any Obligor or any co-surety; or

(iii)

following a claim being made on any Guarantor under Clause 17.1 (Guarantee), to demand or accept repayment of any monies due from any other Obligor to any Guarantor or claim any set-off or counterclaim against any other Obligor.

(b)

Each Guarantor agrees that, to the extent that the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth in this Clause 17.4 (No subrogation) is found by any court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification which that Guarantor may have against any Obligor or against any collateral or security, and any rights of contribution which that Guarantor may have against any such other Guarantor, shall be junior and subordinate to:

(i)	any rights any Finance Party may have against any Obligor (including, without limitation, that Guarantor);

(ii)	all right, title and interest which any Finance Party may have in any such collateral or security; and

(iii)

any right which any Finance Party may have against those Guarantors to use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights which any Guarantor may have and, upon such disposal or sale, any rights of subrogation which that Guarantor may have had shall terminate.

(c)

If any amount is paid to any Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all obligations under this Clause 17 have not been paid in full, those amounts shall be held for the benefit of the Finance Parties and shall forthwith be paid over to the Finance Parties to be credited and applied against the obligations under this Clause 17, whether matured or unmatured, in accordance with the terms of this Agreement.

17.5	No competition

Unless:

(a)	all amounts which may be or become payable by any Obligor under the Finance Documents have been irrevocably paid in full; or

(b)	the Agent otherwise directs, each Guarantor will not, after a claim has been made or by virtue of any payment or performance by it under this Clause 17.5 (No competition):

(i)

exercise any right of contribution or indemnity against any other Obligor in respect of any payment made or moneys received on account of each Guarantor’s liability under this Clause 17.5 (No competition); or

(ii)

other than as expressly permitted by the Intercreditor Agreement, claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any agent on its behalf); or

(iii)	exercise any right to claim any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

(c)

Each Guarantor must hold on behalf of (and segregate from its own funds) and must immediately pay or transfer to, the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 17.5 (No competition) or in accordance with any directions given by the Agent under this Clause 17.5 (No competition).

(d)

Until the unconditional and irrevocable payment and discharge in full of all amounts then due and payable by each Obligor under the Finance Documents, each Guarantor shall not exercise any right of subrogation (subrogation) or of recourse that it may have, by virtue of its guarantee, against any Obligor and shall not exercise any right to be repaid by, to receive any amount from or to be indemnified by any Obligor by virtue of its guarantee, whether such rights arise by law, contract or otherwise.

(e)

Notwithstanding the provisions of this Clause 17.5 (No competition), where a Guarantor makes a payment under the guarantee granted in accordance with this Clause 17 in discharge of the Facility, it shall be entitled to effect a set-off of the principal amount due by the applicable Borrower on whose behalf such payment was made against and in reduction of any Structural Intercompany Loan owed by it to such Borrower.

17.6	Information

Each Guarantor expressly agrees and accepts that:

(a)

the state of the business, financial condition and affairs of each Obligor and its related entities is not a determining condition for becoming a Guarantor or performing its obligations as a Guarantor;

(b)

it has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the state of the business, financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any party or its assets) in connection with its obligations under this Agreement;

(c)	it has not relied on any information supplied to it by any Finance Party in connection with any Finance Document in this regard; and

(d)

no Finance Party shall have any obligation to inform it as to the state of the business, financial condition and affairs of any Obligor and its related entities, except to the extent provided for by article L.313-22 of the Code monétaire et financier.

17.7	Reinstatement

(a)

Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under the Finance Documents shall continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.9	Guarantee Limitations – German Additional Guarantor

Notwithstanding anything to the contrary in this Clause 17, the liability of each Guarantor incorporated or established in Germany as a limited liability company (GmbH) or a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) (a “German Guarantor”) in its capacity as a Guarantor is subject to the following:

(a)	In this Clause 17.9:

“Guarantee” means the guarantee given pursuant to this Clause 17 (Guarantee).

“Net Assets” means an amount equal to the sum of the amounts of a German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s) assets (consisting of all assets which correspond to the items set forth in section 266 para 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch, HGB)) less the aggregate amount of such German Guarantor’s (or, in case of a GmbH & Co. KG, its general partner’s) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 para 3 B, C, D and E HGB), save that any obligations (Verbindlichkeiten) of the German Guarantor (and, in case of a GmbH & Co. KG, of its general partner)

(i)

owing to any member of the Group or any other affiliated company which are subordinated by law or by contract to any Financial Indebtedness outstanding under this Agreement (including, for the avoidance of doubt, obligations that would in an insolvency be subordinated pursuant to section 39 para. 1 no 5 or section 39 para 2 of the German Insolvency Code (Insolvenzordnung)) and including obligations under guarantees for obligations which are so subordinated; and/or

(ii)	incurred in violation of any of the provisions of the Finance Documents,

shall be disregarded.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by a German Guarantor (or, in case of a GmbH & Co. KG, its general partner) in the preparation of its most recent annual balance sheet (Jahresbilanz).

“Protected Capital” means in relation to a German Guarantor the aggregate amount of:

(i)

its (or, where the German Guarantor is a GmbH & Co. KG, its general partner’s) share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of this Agreement shall (x) not be taken into account unless such increase has been effected with the prior written consent of the Agent (even if such increase is permitted under this Agreement or any other Finance Document) and (y) otherwise be taken into account only to the extent it is fully paid up; and

(ii)

its (or when applicable where the relevant German Guarantor is a GmbH & Co. KG, its general partner’s) amount of profits (Gewinne) or reserves (Rücklagen) which are not available for distribution to its shareholder(s) in accordance with section 268 para 8 HGB.

“Up-stream and/or Cross-stream Guarantee” means any Guarantee if and to the extent such Guarantee secures the obligations of an Obligor which is a shareholder of a German Guarantor (and/or, in the case of a GmbH & Co. KG, of its general partner) or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than the German Guarantor and its Subsidiaries and, in the case of a GmbH & Co. KG, the general partner and its Subsidiaries), provided that it shall not constitute an Up-stream or Cross-stream Guarantee if and to the extent the Guarantee guarantees amounts outstanding under any Finance Document in relation to any funds or financial accommodation made available under such Finance Document to or at the request of any Borrower and on-lent or otherwise passed on to, or issued for the benefit of, the relevant German Guarantor or any of its Subsidiaries (and, where the German Guarantor is a GmbH & Co. KG, to, or for the benefit of, its general partner or any of its Subsidiaries) and outstanding from time to time, provided that the Agent or, as applicable, the Security Agent has waived with binding effect on the Finance Parties any provision of any Finance Document restricting the right to set-off (aufrechnen; verrechnen) any recourse, indemnification, sharing of losses or other compensation claim against such lending member of the Group which the German Guarantor may have with its loan obligation towards such lending member of the Group, in order and to the extent required to allow for the settlement or discharge of such loan obligation arising out of the on-lending vis-à-vis such lending member of the Group.

(b)	This Clause 17.9 applies if and to the extent a Guarantee is given by a German Guarantor and is an Up-stream and/or Cross-stream Guarantee.

(c)	Each Finance Party agrees that the enforcement of a Guarantee given by a German Guarantor shall be limited if and to the extent that:

(i)	the Guarantee constitutes an Up-stream and/or Cross-stream Guarantee; and

(ii)	payment under the Guarantee would otherwise

(A)

have the effect of reducing the relevant German Guarantor’s (or, where the German Guarantor is a GmbH & Co. KG, its general partner’s) Net Assets to an amount that is lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) Protected Capital or, if the amount of the Net Assets is already lower than the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) Protected Capital, cause the Net Assets to be further reduced; and

(B)

thereby give rise to a violation of the capital maintenance requirement as set out in section 30 para. 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung), provided that the relevant German Guarantor has complied with its obligation to deliver the Management Determination and the Auditor’s Determination, in each case together with an up-to-date balance sheet, in accordance with the requirements set out in paragraphs (d) and (e) below.

(d)

Within ten (10) Business Days after a Finance Party has made a demand under a Guarantee, the relevant German Guarantor shall provide a certificate signed by its managing director(s) (Geschäftsführer) confirming in writing (x) if and to what extent the Guarantee is an Up-stream and/or Cross-stream Guarantee and (y) whether an enforcement of the Guarantee would have the effects referred to in paragraph (c)(ii) above (the “Management Determination”). Such confirmation shall comprise an up-to-date balance sheet of the German Guarantor (and, in the case of a GmbH & Co. KG, its general partner) and a detailed calculation, based on the provisions of the Agreement, of the amount of the Net Assets and the Protected Capital of the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner). The relevant German Guarantor shall fulfil its obligations under the Guarantee within five (5) Business Days of providing the Management Determination (and each Finance Party shall be entitled to enforce the Guarantee) in an amount which pursuant to the Management Determination would not cause the effects set out in paragraph (c)(ii) above (irrespective of whether or not the Agent agrees with the Management Determination).

(e)

If the Agent (acting on the instructions of the Majority Lenders) disagrees with the Management Determination, it may within twenty (20) Business Days of its receipt request the relevant German Guarantor to deliver, at German Guarantor’s own cost and expense, within twenty-five (25) Business Days of such request an up-to-date balance sheet of the German Guarantor (and, in the case of a GmbH & Co. KG, of its general partner), drawn-up by a firm of auditors appointed by the German Guarantor in consultation with the Agent, together with (x) a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and the Protected Capital of the German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) (the “Auditor’s Determination”), (y) a confirmation if and to what extent the Guarantee is an Up-stream and/or Cross-stream Guarantee and (z) whether an enforcement of the Guarantee would had the effects referred to in paragraph (c)(ii) above. The relevant German Guarantor shall fulfil its obligations under the Guarantee within five (5) Business Days of providing the Auditor’s Determination (and each Finance Party shall be entitled to enforce the Guarantee) in an amount which pursuant to the Auditor’s Determination would not cause the effects set out in paragraph (c)(ii) above.

(f)

If the amount being enforceable under a Guarantee pursuant to the Auditor’s Determination is lower than the amount being enforceable under the Guarantee pursuant to the Management Determination and, if and to the extent that the Guarantee has been enforced up to the amount set out in the Management Determination, each Finance Party (other than the Agent in respect of the amounts already distributed to the other Finance Parties) shall upon written demand by the relevant German Guarantor to the Agent repay any proceeds from the enforcement of such Guarantee already received by such Finance Party to the relevant German Guarantor in an amount equal to the difference between the amount enforceable pursuant to the Management Determination and the amount enforceable pursuant to the Auditor’s Determination, provided that such demand for repayment is made by the relevant German Guarantor to the Agent within one month after the Auditor’s Determination has been delivered as required by paragraph (e) above.

(g)	The limitation in paragraph (c) above shall not apply if, at the time a demand for payment is made under this Clause 17:

(i)

a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) is in force between the German Guarantor (with the German Guarantor as dominated entity) and the relevant primary obligor or a holding company of the relevant primary obligor (or an uninterrupted chain of domination agreements in force between the German Guarantor (with the German Guarantor as dominated entity) and the relevant primary obligor or a holding company of the relevant primary obligor) whose obligations and liabilities are secured, except where the existence of such domination and/or profit and loss agreement does not prevent the assertion or enforcement of the Guarantee from having the effects referred to in paragraph (c)(ii) above; or

(ii)	if and to the extent that the relevant German Guarantor has a fully recoverable recourse claim (Gegenleistungs- und Rückgewähranspruch).

(h)

No reduction of the amount enforceable pursuant to this Clause 17 will prejudice the right of the Finance Parties to continue to enforce the Guarantee (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims guaranteed.

17.10	Guarantee Limitations – Belgian Additional Guarantor

(a)

The aggregate maximum liability of any Additional Guarantor incorporated in Belgium under this Clause 17 (Guarantee) for the obligations of a Borrower which is not a Subsidiary of that Belgian Guarantor will, without prejudice to any other guarantee and limitations set out in the Finance Documents, at all times be limited to the highest of:

(i)	an amount equal to 85 per cent of the Net Assets of that Additional Guarantor calculated on the basis of its latest available audited annual financial statements on the date of its Accession Letter;

(ii)

an amount equal to 85 per cent of the Net Assets of that Additional Guarantor calculated on the basis of its latest available audited annual financial statements at the date on which a demand is made on it under this Clause 17 (Guarantee); and

(iii)

the highest amount of On-lending to that Additional Guarantor or any of its Subsidiaries, at any time between the date of its Accession Letter and the date on which a demand is made on it under this Clause 17 (Guarantee).

(b)

Any payment made by an Additional Guarantor incorporated in Belgium under Clause 17 (Guarantee) and any proceeds received by the Secured Parties in connection with any Transaction Security granted by such Additional Guarantor shall reduce the maximum liability amount as determined in accordance with the formula under paragraph (a) above.

(c)	For the purpose of paragraph (a) above:

“On-Lending” means the total outstanding amount of all Financial Indebtedness made available directly or indirectly to the Additional Guarantor by any member of the Group irrespective of whether retained or on-lent by the Additional Guarantor or its Subsidiary.

“Net Assets” (netto-actief/actif net) has the meaning given to that term in Article 320 of the Belgian Companies Code (as determined in accordance with the Belgian Companies Code and Belgian GAAP, but not taking intra-group debt into account as debt). In the event of a dispute on the amount of Net Assets, a certificate of such amount from the statutory auditors of that Additional Guarantor (or, if no statutory auditor is appointed or the statutory auditor refuses to issue such certificate, from an accountant appointed upon the Agent’s request by the “Instituut van de Bedrijfsrevisoren / Institut des Réviseurs d’Entreprises”) shall be conclusive, save in case of manifest error.

17.11	Other limitations

The obligations of each Guarantor under this Clause 17 are subject to the Agreed Security Principles and any limitation on the amount guaranteed which is contained in the Accession Letter by which that Guarantor becomes a guarantor under this Agreement.

18.	REPRESENTATIONS

Each Original Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the Signing Date or, in relation to the representations and warranties set out in Clauses 18.11(b), 18.12(a) and 18.12(b), on the Closing Date. Each Additional Guarantor makes on the date of its accession to this Agreement the representations and warranties set out in this Clause 18 (in respect of itself only) to each Finance Party.

18.1	Status

(a)

It is a corporation, limited liability company or partnership with limited liability, duly incorporated or, in the case of a partnership, established and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each other Obligor has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it and each other Obligor in each Finance Document are, subject to the Legal Reservations or Clause 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it and each other Obligor of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any other Obligors’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any other Obligor or any of its or any other Obligors’ assets.

18.4	Power and authority

It and each other Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise (including necessary action under the Dutch Works Council Act (Wet op de ondernemingsraden)) its entry into, performance and delivery of, the Finance Documents to which each of them is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it or any other Obligor to lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which each of them is a party; and

(b)	to make the Finance Documents to which each of them is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

(a)	The choice of the governing law of the Finance Documents will be recognised and enforced in its or each other Obligor’s jurisdiction of incorporation.

(b)	Any judgment obtained in relation to a Finance Document in the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	No Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.10 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 23.11 (Creditors’ process),

(c)	has been taken or threatened against it or any other Obligor and none of the circumstances described in Clauses 23.9 and/or 23.10 (Insolvency proceedings) applies to it or any other Obligor.

18.8	Deduction of Tax

It is not and no other Obligor is required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

18.9	No filing or stamp taxes

Under the law of its or any other Obligor’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for a stamp duty of EUR 0.15 that is payable for each original copy of an agreement containing a debt obligation, indebtedness or security interest for the benefit of credit institutions that is signed and/or drafted in Belgium or, as the case may be, a EUR 95 stamp duty for any Belgian notarial deed.

18.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any other Obligor or to which its (or any other Obligors’) assets are subject which might have a Material Adverse Effect.

18.11	No misleading information

(a)

Any factual information provided by or on behalf of any member of the Group in relation to the Finance Documents or the transactions contemplated by the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)

Any factual information and/or financial projections provided by or on behalf of any member of the Group in the Reports or in the Structure Memorandum (other than any information provided by third parties in a Report delivered to the benefit of the Finance Parties or a Report in respect of which the Finance Parties have received a reliance letter) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(c)

The financial projections contained in the latest Budget and the latest Financial Model delivered to the Agent in accordance with this Agreement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

18.12	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)

The Original Financial Statements fairly present its financial condition as at the end of the relevant Financial Year and its results of operations during the relevant Financial Year (on a consolidated basis of the Group).

(c)	There has been no material adverse change in its business or financial condition since the end of its preceding Financial Year.

18.13	Pari passu ranking

Its and each other Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14	No proceedings

(a)

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have been started or threatened against it or any other Obligor.

(b)	No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has been made against it or any other Obligor.

18.15	No breach of laws

It has not (and none of the other Obligors have) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

18.16	Environmental laws

(a)

It and each other Obligor is in compliance with Clause 21.13 (Environmental compliance) and no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)

No Environmental Claim has been commenced or is threatened against it or any other Obligor where that claim has or is reasonably likely if determined against that member of the Group, to have a Material Adverse Effect.

18.17	Anti-bribery, anti-corruption and anti-money laundering

No member of the Group and any of their respective directors, officers or employees has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction.

18.18	Sanctions

(a)	Neither it nor any member of the Group, nor, to its knowledge, any director, officer, agent, employee or Affiliate of any member of the Group, is a Sanctioned Person.

(b)

The representation made in paragraph (a) above shall only be made by an Obligor in favour of the Finance Parties and the Finance Parties will be entitled to exercise any rights they may have under this Agreement in relation to this representation, only to the extent that making this representation or exercising such rights would not constitute or result in a breach of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz), any provision of the Council Regulation (EC) No 2271/96 dated 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (as amended from time to time) or any similar applicable anti-boycott law or regulation.

18.19	Insurances

The Insurances required to be maintained pursuant to Clause 21.17 (Insurance) are (as and when they are effected) valid and in effect, are appropriate insurance coverage for the risks involved in the Group’s business, and it has not done (or omitted to do) or knowingly permitted any other person to do (or omit to do) any act or thing which has rendered or might reasonably be expected to render any of such Insurances void or voidable or to reduce the relevant insurance provider’s liability thereunder to an amount less than the limit of liability expressly stated in the relevant policy.

18.20	Taxation

(a)	No Obligor is not materially overdue in the filing of any Tax returns (taking into account any extension or grace period).

(b)

No claims are being asserted against it or any other Obligor with respect to Taxes to an extent which would reasonably be expected to have a Material Adverse Effect, and all Taxes required to be paid have been paid within any applicable time limit (taking into account any extension or grace period) save for those Taxes subject to any bona fide tax dispute for which proper provision has been made in its accounts in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

18.21	Security and Financial Indebtedness

(a)	No Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

18.22	Ranking

The Transaction Security has or will have the ranking in priority which it is expressed to have in the Security Documents.

18.23	Good title to assets

It and each other Obligor have good title to all assets necessary to conduct its business as presently conducted.

18.24	Shares

The Opco Borrower holds 100% of the share capital of the Material Companies (other than the Borrowers). The Holdco holds 100% of the share capital of the Devco Borrower and the Opco Borrower.

18.25	Intellectual Property

It and each other Obligor:

(a)

is the owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by each of them in order to carry on its business as it is being conducted and as contemplated; and

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or would reasonably be expected to have a Material Adverse Effect.

18.26	Group Structure Chart

As at the Signing Date, the Group Structure Chart set out in Schedule 12 (Group Structure Chart) is true and correct in all material respect.

18.27	Accounting Reference Date

The annual accounting period of each member of the Group ends on 31 December.

18.28	Centre of main interests

Its and each other Obligor’s centre of main interests (as that term is used in article 3 1. of Council Regulation (EC) no 1346/2000 of 29 May 2000 on insolvency proceedings (the “Regulation”) or, for insolvency proceedings opened after 26 June 2017, Regulation (EU) 2015/848 of the European

Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation (recast)”)) is situated in its jurisdiction of incorporation and it and each other Obligor has no establishment (as that term is used in article 2, point (h) of the Regulation or, for insolvency proceedings opened after 26 June 2017, in article 2, point (10) of the Regulation (recast)) in any jurisdiction other than its jurisdiction of incorporation.

18.29	Holding company

Except as may arise under the Finance Documents, the Holdco has not traded or incurred any liabilities or commitments (actual or contingent, present or future) (other than under Shareholder Loans) in excess of EUR 1,000,000 before the Closing Date.

18.30	Repetition

The Repeating Representations are deemed to be made:

(a)

by each Original Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, each Utilisation Date, on the date of the Accordion Increase Request, each Accordion Increase Date and each Interest Payment Date; and

(b)	in the case of an Additional Guarantor, the day on which such company becomes (or it is proposed that the Holdco becomes) an Additional Guarantor.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial Statements

The Holdco shall supply to the Agent in sufficient copies for all the Lenders:

(a)

as soon as they become available but in any event within one hundred and fifty (150) calendar days after the end of each Financial Year (commencing on the Financial Year ending on 31 December 2019), the Holdco audited consolidated financial statements for that Financial Year (the “Group Annual Financial Statements”) together with the appropriate reconciliation statement showing the consolidated financial statements of the Operational Group for that Financial Half-Year (the “Operational Group Annual Financial Statements”);

(b)

as soon as they become available but in any event within ninety (90) calendar days after the end of each Financial Half-Year (commencing on the Financial Half-Year ending on 30 June 2020), the Holdco unaudited consolidated financial statements (the “Group Half-Year Financial Statements”) together with the appropriate reconciliation statement showing the consolidated financial statements of the Operational Group for that Financial Half-Year (the “Operational Group Half-Year Financial Statements”);

(c)

as soon as they become available but in any event within sixty (60) calendar days after the end of each Financial Quarter (commencing on the Quarter ending on 30 June 2019) the Group’s unaudited consolidated quarterly financial statements (the “Group Quarterly Financial Statements”) (together with appropriate reconciliation statement showing the consolidated financial statements of the Operational Group for that Financial Quarter (the “Operational Group Quarterly Financial Statements”)).

19.2	Compliance Certificate

(a)

The Holdco shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 19.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the chief executive officer or the legal representative of the Holdco.

(c)	The Compliance Certificate delivered with the Group Annual Financial Statements shall contain a list of the Material Companies.

19.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Holdco pursuant to Clause 19.1 (Financial Statements) shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Holdco shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial Statements) is prepared using GAAP.

(c)

The Holdco shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial Statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements referred to in subparagraph (ii) of the definition of “Original Financial Statements” unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements referred to in subparagraph (ii) of the definition of “Original Financial Statements” were prepared.

19.4	Project Reporting and Budget

(a)	The Holdco shall deliver to the Agent the general updates and information on the progress of the project implemented by the Operational Group as follows:

Document/information	Deadline	Frequency of reporting
Project Progress Report:	30th June and 31 December	Every 6 months, starting June 2019

1.  A brief update on the Technical Description, explaining the reasons for significant changes vs. initial scope;

2.  Update on the date of completion of each of the main project’s components, explaining reasons for any possible delay;

3.  Update on investment done by the Holdco, explaining reasons for any possible cost variations vs. initial budgeted cost, for the following activities:

(a)   Charging stations & equipment

(b)   Installation & realisation

(c)   Research & Development

(d)   Market development

(e)   Working capital

4.  On the network operated; List and map of all charging stations installed, under operation and planned;

5.  Update on the volume of electricity distributed through the network;

6.  For each charging point (owned & not-owned):

(a)   Location (address and GPS coordinates) for each station

(b)   A picture of the installed equipment (on a best effort basis)

(c)   Stations deployment status (e.g. under operation, construction, under negotiation, etc.)

(d)   Information whether station is owned or not-owned (with owner’s name or business category in this case)

(e)   Information whether station is on TEN-T network

(f)   Information whether the station is located in a cohesion region

(g)   Information whether the station construction falls under Annex II of Directive 2011/92/EU as amended by 2014/52/EU

(h)   Screening opinion from the competent authority, in case the station construction falls under Annex II of Directive 2011/92/EU as amended by 2014/52/EU

Document/information	Deadline	Frequency of reporting
Project Progress Report:	30th June and 31 December	Every 6 months, starting June 2019

7.  For each station under operation, update on the traffic & usage of the station including:

(a)   number of charging sessions per station

(b)   Volume of distributed electricity (in kWh) for each station individually

8.  Update on quantified environmental benefits of the project in terms of CO2 and air pollutants savings (with explicit information on particle matters and nitrogen oxides at minima) in relation to distributed volume of electricity

9.  A description of any major issue with impact on the environment;

10.  Any significant issue that has occurred and any significant risk that may affect the project’s operation;

11.  Any legal action concerning the project that may be on-going;

12.  Non-confidential project-related pictures (on a best effort basis).

Information regarding any disposal of assets forming part of the Investment and of the use of proceeds thereof.

(b)

The Holdco shall, as soon as it becomes available but in any event within forty-five (45) calendar days from the end of each Financial Year, deliver to the Agent a report from the Lenders’ Technical Advisor including:

(i)	for each new Material Commercial Agreement entered into during the ended Financial Year:

(A)	a description of the economics of such Material Commercial Agreement (costs and revenues); and

(B)	a description of the other main terms and conditions of such Material Commercial Agreement (termination events, penalties and main conditions precedents);

(ii)

a description of any event or circumstances relating to the implementation of any Material Commercial Agreement that may be of interest for the Finance Parties including, without limitation, actual revenues, costs, penalties or delays incurred; and

(iii)	information on the termination of, or material amendments made to, any Material Commercial Agreement.

(c)

The Holdco shall deliver to the Agent an annual Budget for the Group for the current Financial Year as soon as it becomes available but in any event within forty-five (45) calendar days from the end of each Financial Year.

19.5	Financial Model

(a)	The Holdco shall maintain the Financial Model for the purpose of making calculations and forecasts in accordance with the terms of this Agreement.

(b)	The Holdco shall update the Financial Model upon the occurrence of the following events:

(i)	at the time a Remedial Plan is accepted;

(ii)	upon each update of the Utilisation Schedule;

(iii)	within 15 Business Days from the Accordion Longstop Date, in order to reflect in the base case the final amount of the Total Commitments in accordance with Clause 2.2(k)(iii) (as the case may be);

(iv)

upon request of the Agent following the occurrence of an Event of Default under Clauses 23.1 (Non-payment), 23.2 (Drawstop Event), 23.3 (Financial Covenants), 23.4 (Remedial Plan), 23.5 (Debt Service Reserve Account and Ramp-Up Reserve Account), 23.9 (Insolvency) and/or 23.10 (Insolvency proceedings).

(c)

Any changes, updates or amendments made to the Financial Model by the Holdco, together with the revised Financial Model, shall be provided to the Agent and subject to its approval. The Agent may request that such revised Financial Model is audited, unless the changes or amendments made to the Financial Model are to assumptions, other inputs or format only.

19.6	Presentations

Once in every Financial Year (commencing with the Financial Year starting on 1 January 2020), the Holdco shall make available senior officers and representatives of Holdco to give one presentation (that may be conducted by way of conference call) to the Lenders on the business, financial performance and prospects of the Group and any such matters as the Lenders (through the Agent) may reasonably request.

19.7	Information: miscellaneous

The Holdco shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by any Borrower or the Holdco to its shareholder(s) (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which might have a Material Adverse Effect; and

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

19.8	Notification of default

(a)	The Holdco shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Agent, the Holdco shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.9	Use of websites

(a)

Each Borrower or the Holdco may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	the Agent appoints a website provider and designates an electronic website for this purpose (the “Designated Website”);

(iii)	the Borrowers and the Holdco and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iv)	the information is in a format previously agreed between the Holdco and the Agent.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Holdco and the Agent.

(c)	The Holdco shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Holdco becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Holdco notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Holdco under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Holdco shall comply with any such request within 10 Business Days.

19.10	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or internal policies requirements made after the Signing Date;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the Signing Date; or

(iii)	a proposed transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations or its internal policies requirements pursuant to the transactions contemplated in the Finance Documents.

(c)

The Holdco shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 25 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Holdco shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

20.	FINANCIAL COVENANTS

20.1	Financial definitions

Unless expressly stated otherwise, all definitions set out below shall be calculated as follows:

(a)	for the purpose of the Group EBITDA Margin Ratio, the Group’s EBITDA and the Interest Cover Ratio, in accordance with paragraph (a) of the definition of “Real Period Revenue”:

(b)	for the purpose of the Operational Group EBITDA Margin Ratio, in accordance with paragraph (b) of the definition of “Real Period Revenue”; and

(c)

for the purpose of the Excess Cashflow, on a consolidated basis for the Group on the basis of the latest Group Annual Financial Statements or Group Half-Year Financial Statements (as applicable) delivered to the Agent in accordance with Clauses 19.1(a) and (b) (Financial statements).

“Borrowings” means, at any time, Financial Indebtedness excluding, for the avoidance of doubt (i) any intra-group indebtedness, (ii) any Junior Funds and (iii) any deferred or advance purchase price of assets or services acquired in the ordinary course of business (including without limitation earn-out liabilities) or otherwise arising from normal trade credit, in each case to the extent such arrangements are not entered into primarily as a method of raising finance and do not have the primary commercial effect of a borrowing.

“Capital Expenditure” means any expenditure which, in accordance with the Base Accounting Principles, is treated as capital expenditure.

“Cashflow” means, for any Testing Period, EBITDA for such period with the following adjustments (without double counting the inclusion or deduction of amounts already included or, as the case may be, deducted in the calculation of EBITDA or in this definition).

“EBITDA” means, for any Testing Period, the consolidated operating profit of the Group or of the Operational Group (as applicable) before taxation and excluding the results from discontinued operations:

(a)

before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group or of the Operational Group (as applicable) (calculated on a consolidated basis);

(b)	not including any accrued interest owing to any member of the Group or of the Operational Group (as applicable);

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group or of the Operational Group (as applicable);

(d)	before taking into account any Exceptional Items;

(e)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis),

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group or the Operational Group (as applicable) before taxation.

“Exceptional Items” means, for any Testing Period, any items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment (excluding, for the avoidance of doubt, disposal of second-hand equipment);

(c)	any fees paid or received by the Opco Borrower or the Devco Borrower (as applicable) under and in accordance with each Development Agreement; and

(d)	disposals of assets associated with discontinued operations.

“Excess Cashflow” means Cashflow less:

(a)	Capital Expenditure and operating costs paid;

(b)	Taxes paid;

(c)	interest, principal amount and any other amounts paid under Borrowings;

(d)

any amount received by way of Junior Funds (to the extent otherwise included in calculating Cashflow other than as a source of funding not already designated or applied for any other purpose permitted by the Finance Documents);

(e)	any non-cash items to the extent taken into account in calculating Excess Cashflow; and

(f)	any Permitted Payments made.

“Interest Paid” means, for any Testing Period, the aggregate interest and commitment fees paid in relation to the Facility, in each case on a yearly basis as at the considered Testing Date.

“Testing Date” means 31 December and 30 June of each year, with the first Testing Date being 31 December 2019.

“Testing Period” means:

(a)	in respect of the first Testing Period, the period ranging from the Closing Date to 31 December 2019; and

(b)	thereafter, each period of twelve (12) months ending on a Testing Date (or, as regards Excess Cashflow, each period of six (6) months ending on a Testing Date).

20.2	Financial Condition

The Holdco shall ensure that:

(a)	Operational Group EBITDA Margin Ratio: in relation to any Testing Period, the ratio of:

(EBITDA / (Real Period Revenue) X 100,

calculated on a consolidated basis for the Operational Group (the “Operational Group EBITDA Margin Ratio”) for the relevant Testing Period is no less than the ratio set out in column 2 below opposite that Testing Period:

Column 1 Testing Period ending on:	Column 2 Operational Group EBITDA Margin Ratio (default)
31 December 2019	-27.57%
30 June 2020	-1.50%
31 December 2020	8.44%
30 June 2021	14.17%
31 December 2021	17.36%
30 June 2022	17.80%
31 December 2022	18.14%
30 June 2023	18.36%
31 December 2023	18.54%
30 June 2024	18.56%
31 December 2024	18.57%
30 June 2025	18.37%
31 December 2025	18.25%

(b)	(i) Group EBITDA Margin Ratio: in relation to any Testing Period the ratio of:

(EBITDA / Real Period Revenue) X 100,

calculated on a consolidated basis for the Group (the “Group EBITDA Margin Ratio”) for the relevant Testing Period is no less than the ratio set out in column 2 below opposite that Testing Period; and

(ii) only for the first five Testing Dates, the amount of the EBITDA for the Group (the “Group’s EBITDA”) is not lower than the amount set out in column 3 below opposite that Testing Period.

Column 1 Testing Period ending on:	Column 2 Group EBITDA Margin Ratio (default)	Column 3 Group’s EBITDA (default)
31 December 2019	-116.09%	EUR -31,249,434
30 June 2020	-51.77%	EUR -25,216,045
31 December 2020	-27.23%	EUR -19,194,967
30 June 2021	-15.43%	EUR -15,517,622
31 December 2021	-9.29%	EUR -12,173,922
30 June 2022	0.59%	N/A
31 December 2022	1.07%	N/A
30 June 2023	1.58%	N/A
31 December 2023	1.95%	N/A
30 June 2024	2.29%	N/A
31 December 2024	2.56%	N/A
30 June 2025	2.68%	N/A
31 December 2025	2.77%	N/A

(c)	Interest Cover Ratio: in relation to any Testing Period, the ratio of:

(Real Period Revenue / Interest Paid),

calculated on a consolidated basis for the Group (the “Interest Cover Ratio”) for the relevant Testing Period is no less than the ratio set out in column 2 below opposite that Testing Period:

Column 1 Testing Period ending on:	Column 2 Interest Cover Ratio (default)
31 December 2019	6.92x
30 June 2020	8.88x
31 December 2020	10.78x
30 June 2021	9.55x
31 December 2021	8.94x
30 June 2022	9.86x
31 December 2022	10.75x
30 June 2023	12.00x
31 December 2023	13.16x
30 June 2024	14.48x
31 December 2024	15.91x
30 June 2025	18.37x
31 December 2025	20.68x

20.3	Drawstop Event

“Drawstop Event” means, for the purpose of a Utilisation or any withdrawal from the Ramp-Up Reserve Account under Clause 22.2(c)(iii)(B) (as applicable), non-compliance with any requirement set out in paragraph(s) (a), (b) and/or (b) below on the Testing Date immediately preceding the relevant Utilisation Date:

(a)

Operational Group EBITDA Margin Ratio: in relation to any Testing Period the Operational Group EBITDA Margin Ratio for the relevant Testing Period is no less than the ratio set out in column 2 below opposite that Testing Period:

Column 1 Testing Period ending on:	Column 2 Operational Group EBITDA Margin Ratio (drawstop)
31 December 2019	-25.45%
30 June 2020	-0.50%
31 December 2020	9.64%
30 June 2021	16.20%
31 December 2021	19.84%
30 June 2022	20.35%
31 December 2022	20.73%
30 June 2023	20.86%
31 December 2023	20.99%
30 June 2024	20.98%
31 December 2024	20.78%
30 June 2025	20.51%
31 December 2025	20.35%

(b)	(i) Group EBITDA Margin Ratio: in relation to any Testing Period:

the Group EBITDA Margin Ratio for the relevant Testing Period is no less than the ratio set out in column 2 below opposite that Testing Period; and

(ii) only for the first five Testing Dates, the amount of the Group’s EBITDA is not lower than the amount set out in column 3 below opposite that Testing Period:

Column 1 Testing Period ending on:	Column 2 Group EBITDA Margin Ratio (drawstop)	Column 3 Group’s EBITDA (drawstop)
31 December 2019	-113.97%	EUR -30,678,779
30 June 2020	-50.78%	EUR -24,733,837
31 December 2020	-26.03%	EUR -18,348,991
30 June 2021	-13.12%	EUR -13,194,790
31 December 2021	-6.29%	EUR -8,237,532
30 June 2022	1.18%	N/A
31 December 2022	2.15%	N/A
30 June 2023	3.16%	N/A
31 December 2023	3.90%	N/A
30 June 2024	4.57%	N/A
31 December 2024	5.11%	N/A
30 June 2025	5.37%	N/A
31 December 2025	5.55%	N/A

(c)	Interest Cover Ratio: in relation to any Testing Period, the Interest Cover Ratio for the relevant Testing Period is no less than the ratio set out in column 2 below opposite that Testing Period:

Column 1 Testing Period ending on:	Column 2 Interest Cover Ratio (drawstop)
31 December 2019	7.02x
30 June 2020	9.05x
31 December 2020	11.26x
30 June 2021	10.00x
31 December 2021	10.50x
30 June 2022	11.80x
31 December 2022	12.78x
30 June 2023	14.19x
31 December 2023	15.48x
30 June 2024	17.06x
31 December 2024	18.77x
30 June 2025	21.60x
31 December 2025	24.21x

(d)	Upon the occurrence of a Drawstop Event, the Holdco:

(i)	shall promptly notify the Agent of the occurrence of such Drawstop Event;

(ii)

may (unless a Drawstop Event has occurred on two consecutive Testing Dates in respect of the same Financial Covenant), within 20 Business Days from occurrence of such Drawstop Event, deliver to the Agent a remedial plan setting out the actions, steps and/or measures (which may include a proposal for adjustments of the Financial Covenants’ level) which are proposed to be implemented in order to remedy such Drawstop Event (a “Remedial Plan”) together with any additional information the Agent may reasonably request.

(e)

If the Majority Lenders agree on the Remedial Plan, the Drawstop Event shall be deemed as remedied for the purpose of the relevant Utilisation only, it being specified that regardless of the foregoing such Drawstop Event shall be taken into account for the purpose of Clause 23.2 (Drawstop Event).

20.4	Calculation

(a)	The Financial Covenants contained in Clause 20.2 (Financial Condition) will be tested:

(i)	on each Testing Date; and

(ii)	on a 12 month rolling basis for the Testing Periods ending on each Testing Date.

(b)

The components of each definition set out in Clause 20.1 (Financial definitions) will be calculated in accordance with Base Accounting Principles (as amended from time to time (as the case may be)). No item shall be taken into account more than once in any calculation where to do so would result in double counting of any amount.

20.5	Equity Cure

(a)

Subject to this Clause 20.5, if any of the Financial Covenant requirements set out in Clause 20.2 (Financial Condition) is not met in respect of a Testing Period, the Holdco may, no later than the date falling 10 Business Days following the earlier of (i) the date on which the Compliance Certificate setting out the calculations in respect of the relevant Financial Covenants determination is delivered and (ii) the date on which such Compliance Certificate is required to be delivered in accordance with the provisions of the Agreement, remedy such Default (an “Equity Cure Right”) by providing evidence of receipt of new Junior Funds in the form of (i) a new equity contribution or/and (ii) a Shareholder Loan, in an amount in cash sufficient to cure such breach (an “Equity Cure Amount”).

(b)

If the Holdco exercises an Equity Cure Right, the relevant Financial Covenants shall be recalculated in respect of the relevant Testing Period in accordance with paragraph (c) below and a new Compliance Certificate shall be delivered to the Agent within the timeframe set out in paragraph (a) above accompanied with a statement from the chief financial officer of the Holdco certifying the aggregate amounts provided by way of new equity contributions.

(c)

The Equity Cure Amount shall be applied for the purpose of re-testing the concerned Financial Covenant(s) for the concerned Testing Date and for the immediately following Testing Date, proforma, without double counting:

(i)	in relation to the Interest Cover Ratio: to increase the applicable Real Period Revenue; and/or

(ii)	in relation to the Operational Group EBITDA Margin Ratio, the Group’s EBITDA or the Group EBITDA Margin Ratio: to increase the applicable EBITDA and, as applicable, the applicable Real Period Revenue.

(d)	There shall be no restriction on overcure.

(e)

As regards any breach of the Group EBITDA Margin Ratio, Group’s EBITDA and/or the Operational Group EBITDA Margin Ratio, the Holdco may not exercise its Equity Cure Right on two consecutive Testing Dates or more than four times over the duration of the Facility, it being specified for the avoidance of doubt that there shall be no restriction on the number of Equity Cure Right with respect to the Interest Cover Ratio.

(f)

If, after giving effect to the foregoing recalculations, the Holdco satisfies the requirements of all Financial Covenants set out in Clause 20.2 (Financial Condition), any breach of the same in respect of such Testing Period shall be deemed for all purposes under the Finance Documents to have been remedied.

(g)

The Equity Cure Amount (excluding any over cure amount and any Equity Cure Amount with respect to a cure of the Interest Cover Ratio) shall be applied in prepayment of the Facility in accordance with Clause 7.10 (Equity Cure).

(h)

The Holdco shall ensure that the Equity Cure Amount (excluding any over cure amount) injected to cure a breach of the Interest Cover Ratio, is either (at the Holdco’s discretion) credited in full to the Debt Service Reserve Account no later than the next Testing Date or applied in prepayment of the Facility in accordance with Clause 7.10 (Equity Cure).

(i)

For the avoidance of doubt, any recalculation of the Financial Covenants by application of this Clause 20.5 shall be solely for the purpose of ensuring compliance with Clause 20.2 (Financial Condition) and for no other purposes (including, without limitation, for the purpose of remedying to a Drawstop Event or calculating Excess Cashflow required to be applied in prepayment of the Loans under Clauses 7.9 (Excess Cashflow)).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each Obligor shall comply in all material respects with all laws to which it may be subject.

21.3	Negative pledge

In this Clause 21.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Holdco shall ensure no other member of Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Holdco shall ensure no other member of Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

21.4	Disposals

(a)	No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any Permitted Disposal.

21.5	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction other than a Permitted Reorganisation.

21.6	Change of business – Holding Company

(a)

Holdco shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole or the Operational Group taken as a whole from that carried on at the Signing Date.

(b)	Holdco shall procure that no change is made to the general nature of the business of:

(i)

the Devco Borrower and its Subsidiaries (if any) from that carried on at the Signing Date (that is limited to research and development as well as business development with a view to sustain and increase the business activity of the Operational Group (including, without limitation, software development, contract development, strategy development or product development)); and

(ii)

Allego Employment B.V. from that carried on at the Signing Date (that is limited to the employment of the Group’s workforce in the Netherlands and invoicing such service to the relevant members of the Group).

(c)	Holdco shall only pursue Permitted Holding Company Activities.

21.7	Distributions

No Original Obligor shall make a Distribution other than a Permitted Payment.

21.8	Share capital

(a)	The Holdco shall hold at all times 100% of the share capital of each Borrower.

(b)	The Opco Borrower shall hold at all times 100% of the share capital of each Material Company (other than the Original Obligors).

(c)	The Devco Borrower shall hold at all times 100% of any of its Subsidiaries that may be incorporated by it from time to time in accordance with this Agreement (as the case may be).

(d)	The Holdco does not hold shares in a company other than the Borrowers and Allego Employment B.V.

21.9	Amendments

No Obligor shall agree, to any variation, amendment or waiver of any provision of, or grant any consent under, or the termination of any Material Commercial Agreements, which has or would reasonably be likely to be adverse to the rights or interests of the Finance Parties under the Finance Documents, without the prior written consent of the Agent.

21.10	Acquisition

No Obligor shall (and the Holdco shall ensure than no other member of the Group will) acquire any business of or shares or securities of any company, other than pursuant to a Permitted Acquisition, a Permitted Transaction, a Permitted Investment or a Permitted Joint-Venture.

21.11	Joint-Venture

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Holdco shall ensure than no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint-Venture; or

(ii)

transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint-Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any Permitted Joint-Venture or Permitted Disposal.

21.12	Pari passu ranking

Each Obligor shall ensure that its obligations under the Finance Documents at all times rank, at least, pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated obligations, other than obligations applicable generally to companies which have priority by operation of law.

21.13	Environmental compliance

Each Obligor shall ensure compliance with all Environmental Permits and all provisions of Environmental Laws applicable to it.

21.14	Taxation

No Obligor shall be materially overdue in the filing of the Tax returns (where such filing delay does not have or is not reasonably likely to have a Material Adverse Effect) and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring any material penalties unless and only to the extent that:

(a)	such payment is being contested in good faith; and

(b)	payment of such Taxes can be lawfully withheld.

21.15	Treasury Transactions

No Obligor shall (and the Holdco shall ensure than no other member of the Group will) enter into any hedging transaction other than a Permitted Treasury Transaction.

21.16	Arm’s-length terms

No Obligor shall enter into any transaction with any person otherwise than on arm’s length terms except for intra-group loans which qualify as Permitted Loans and any Permitted Transactions.

21.17	Insurance

(a)

Each Obligor shall effect and maintain, or cause to be effected and maintained, such Insurances on reasonable commercial terms and as would be obtained by a prudent company engaged in a business similar to that of the Obligor in such amounts, with such deductibles and upon such other terms as would be usual and customary for such business and the insured risks covered by such Insurances.

(b)	Each Obligor shall ensure that the Insurances, except for any statutory insurance, shall:

(i)	be placed and maintained with financially sound and reputable insurers or underwriters; and

(ii)

increase the Insurance cover from time to time to accurately reflect the costs associated with such risks and in line with a prudent company engaged in a business similar to that of the Obligor and does not self insure.

(c)

Each Obligor shall pay all premiums and other sums payable in respect of all Insurances and comply with all warranties or other requirements relating thereto in accordance with the terms of such Insurances and not to do anything that might invalidate a claim.

21.18	Preservation of assets

Each Obligor shall maintain and preserve (save to the extent disposed of pursuant to a Permitted Disposal) all of its assets that are necessary and material in the conduct of its business as conducted or the Signing Date in good working order and condition.

21.19	Loans and Guarantees

No Obligor shall (and the Holdco shall ensure than no other member of the Group will) be a creditor in respect of any Loans other than pursuant to a Permitted Loan or will incur or issue any guarantee other than pursuant to a Permitted Guarantee.

21.20	Financial Indebtedness

No Obligor shall (and the Holdco shall ensure than no other member of the Group will) incur any Financial Indebtedness other than any Permitted Financial Indebtedness.

21.21	Intellectual property rights

Each Obligor shall:

(a)	preserve and maintain the subsistence and validity of all intellectual property rights which are material in the context of its business; and

(b)

make registrations and pay all registration fees and Taxes necessary to maintain any intellectual property rights which are material in the context of its business in full force and effect and record its interest in those intellectual property rights.

21.22	Anti-corruption laws and anti-money laundering

(a)	No member of the Group shall directly or indirectly use the proceeds of the Facility for any purpose which would breach an anti-corruption legislation in any jurisdiction.

(b)

Each Obligor shall (and Holdco shall ensure that each member of the Group will) conduct its businesses in compliance with applicable anti-corruption laws or regulations and anti-money laundering laws or regulations.

21.23	Sanctions

(a)	No Obligor shall (and Holdco shall ensure that no other member of the Group will) directly or indirectly:

(i)

use, lend, contribute or otherwise make available any part of the proceeds of any Utilisation to fund any activities or businesses of a person or in any country or territory, which, at the time of such funding, is, a Sanctioned Person or a Sanctioned Country;

(ii)

engage in any transaction or conduct its business in a way that evades or avoids, or breaches directly or indirectly, any Sanctions applicable to it or in any other manner that would result in a violation of Sanctions by a Finance Party in its capacity as lender, hedge counterparty, facility agent or security agent under the Finance Documents);

(iii)

fund all or part of any payment in connection with a Finance Document out of proceeds derived from business or transactions with a Sanctioned Person or involving a Sanctioned Country to the extent such business or transactions involving a Sanctioned Country is in violation of applicable Sanctions, or from any action which is in breach of any Sanctions.

(b)	The Holdco shall (and shall ensure that each other member of the Group will) implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraph (a) above.

(c)

The Holdco shall (and shall ensure that each other member of the Group will), promptly upon becoming aware of the same, supply to the Agent details of any claim, proceeding, formal notice or investigation against it with respect to Sanctions.

(d)

The undertakings set out in paragraphs (a) to (c) above shall be granted by an Obligor in favour of the Finance Parties and the Finance Parties will be entitled to exercise any rights they may have under this Agreement in relation to these undertakings, only to the extent that granting such undertakings or exercising such rights would not constitute or result in a breach of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz), any provision of the Council Regulation (EC) No 2271/96 dated 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (as amended from time to time or any similar applicable anti-boycott law or regulation).

21.24	Further assurance

(a)

Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as a Finance Party may reasonably specify (and in such form as such Finance Party may reasonably require):

(i)

to perfect any Security created or intended to be created under or evidenced by the Security Documents or for the exercise of any rights, powers and remedies of the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of a Transaction Security.

(b)

Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Finance Parties by or pursuant to the Finance Documents.

21.25	Hedging Programme

The Holdco shall procure that all interest rate hedging arrangements required or authorised by the Hedging Programme are implemented and in force in accordance with the terms of such Hedging Programme and of the Hedging Document.

21.26	Minimum Junior Funds and thin capitalisation

(a)	The Holdco shall ensure that, at all times, the applicable Gearing Ratio does not exceed 66 2/3%.

(b)

The Holdco shall procure that, if necessary under any applicable law of its jurisdiction of incorporation, the share capital of each Obligor is increased in order to avoid any thin capitalisation issues (or equivalent issues) in its jurisdiction of incorporation. As a result, the Holdco shall procure that any concerned Obligor undergoes a share capital increase in an amount sufficient to restore such Obligor’s net equity to the applicable required level and within the necessary timeframe as to avoid the winding-up of such Obligor.

21.27	Additional Guarantors

Subject to the Agreed Security Principles, the Holdco shall procure that:

(a)

no later than 30 days from the Closing Date, each Material Company as at the Closing Date (other than the Original Obligors) becomes a Guarantor by delivering to the Agent a duly executed Accession Letter, any Security Documents required to be executed by it in accordance with the Agreed Security Principles and any other documents listed in Part III (Conditions precedent required to be delivered by an Additional Guarantor) of Schedule 2 (Conditions precedent); and

(b)

at any time thereafter, any Subsidiary which becomes or is designated by the Holdco as a Material Company for the purpose of paragraph (b)(iv) of the definition of “Material Companies” becomes (to the extent it is not already) a Guarantor by delivering to the Agent a duly executed Accession Letter, any Security Documents required to be executed by it in accordance with the Agreed Security Principles and any other documents listed in Part III (Conditions precedent required to be delivered by an Additional Guarantor) of Schedule 2 (Conditions precedent) no later than 30 days following the date of delivery of the Compliance Certificate designating such as a Material Company.

21.28	Share capital

No Obligor shall (and the Holdco shall ensure that no other member of the Group will) issue any securities giving access to its share capital except pursuant to:

(i)	a Permitted Securities Issue; or

(ii)	a Permitted Transaction.

21.29	Guarantee coverage

The Holdco shall procure that the aggregate total assets and revenues of the Material Companies (other than the Holdco and the Devco Borrower (and its Subsidiaries)) represents at least 85% of the Operational Group’s consolidated revenues and at least 85% of the Operational Group’s total assets on the Closing Date and on the date on which the Operational Group Annual Financial Statements are delivered (calculated on an unconsolidated basis and excluding all intra-Group items) in accordance with Clause 19.1(a) (Financial statements).

21.30	Conditions subsequent

The Holdco shall procure that no later than 30 days from the Closing Date:

(i)

a pledge over the shares issued by each Material Company owned by the Opco Borrower as at the Closing Date (and, if any, over the corresponding Structural Intercompany Loan(s) receivables) is entered into between the Opco Borrower and the Security Agent in a form and substance satisfactory to the Security Agent;

(ii)

certified copies of any necessary corporate authorisations in relation to the transactions entered into in accordance with paragraph (i) above are delivered to the Agent (including, if necessary, evidence of the amendment made to the articles of association of each such Material Company in order to enable the transfer of its shares in the event of enforcement of the pledge over its shares referred to in paragraph (i) above);

(iii)

applicable evidence of the creation of such share pledge (update of the share transfer register or otherwise) as may be applicable is delivered to the Security Agent in a form and substance satisfactory for the Security Agent;

(iv)

a legal opinion of Clifford Chance LLP (Amsterdam), in relation to the existence, capacity and authorisations of the Opco Borrower to sign the Security Document referred to in paragraph (i) above is delivered to the Agent in a form and substance satisfactory for the Agent; and

(v)

a legal opinion of Linklaters LLP (Frankfurt) and a legal opinion from Linklaters LLP (Brussels) as to the validity and enforceability of each Security Document referred to in paragraph (i) above respectively governed by German law and Belgian law is delivered to the Agent in a form and substance satisfactory for the Agent.

22.	ACCOUNTS

22.1	The Debt Service Reserve Account

(a)	Debt Service Reserve Account (DSRA)

For the purposes of this Agreement:

“Debt Service Reserve Account” means the account entitled “Debt Service Reserve Account” opened in the name of the Opco Borrower which IBAN number (and name of the account bank) are identified in the Security Documents referred to in paragraph 2(f)(vii) of Part II (Conditions precedent to first Utilisation) of Schedule 2 (Conditions Precedent).

“DSRA Required Balance” means EUR 5,000,000.

In case a withdrawal is made from the Debt Service Reserve Account for the purpose set out in paragraph (b)(i) below, the Holdco shall ensure that the Debt Service Reserve Account is replenished with an amount sufficient to restore the actual balance in the Debt Service Reserve Account to no less than the DSRA Required Balance no later than the Testing Date immediately following such withdrawal, it being specified that any Equity Cure Amount credited to the Debt Service Reserve Account from time to time in accordance with Clause 20.5(h) shall be deducted from the credit balance of the Debt Service Reserve Account for the purpose of ascertaining whether the Debt Service Reserve Account is credited with the DSRA Required Balance on any given date.

(b)	Withdrawals from the Debt Service Reserve Account

The Opco Borrower may only withdraw amounts standing to the credit of the Debt Service Reserve Account for the purpose of (i) on an Interest Payment Date, paying any amount due and payable to the Finance Parties under the Finance Documents to the extent that it would not otherwise have sufficient funds available to pay them (taking into account the credit balance of the Ramp-Up Reserve Account and the amounts capable of being drawn under the Back-Up L/C) and/or (ii) purchasing Cash Equivalent Investments provided that such Cash Equivalent Investments are credited to an account pledged in favour of the Finance Parties and that the proceeds arising out of such Cash Equivalent Investments are credited to the Debt Service Reserve Account.

22.2	The Ramp-Up Reserve Account

(a)	The Ramp-Up Reserve Account (RURA)

For the purposes of this Agreement:

“Ramp-Up Reserve Account” means the account entitled “Ramp-Up Reserve Account” opened in the name of the Opco Borrower which IBAN number (and name of the account bank) are identified in the Security Documents referred to in paragraph 2(f)(vii) of Part II (Conditions precedent to first Utilisation) of Schedule 2 (Conditions Precedent).

“RURA Required Balance” means, on any given date, the amount which shall be standing to the credit of the Ramp-Up Reserve Account as set out in Schedule 13 (Ramp-Up Reserve Account Funding Table).

(b)	Ramp-Up Reserve Account Mechanics

(i)

The Holdco will ensure that the Ramp-Up Reserve Account will be fully funded in an amount equal to the RURA Required Balance applicable any given date, it being specified that as from the Closing Date, the Ramp-Up Reserve Account will be funded by way of equity or quasi-equity injections.

(ii)

in case a withdrawal is made from the Ramp-Up Reserve Account during the Availability Period (other than a withdrawal made in accordance with paragraph (c)(ii) below), the Holdco shall ensure that the Ramp-Up Reserve Account is replenished with an amount sufficient to restore the actual balance in the Ramp-Up Reserve Account to no less than the applicable RURA Required Balance no later than 6 months following such withdrawal.

(c)	Withdrawals from the Ramp-Up Reserve Account

The Opco Borrower may only withdraw amounts standing to the credit of the Ramp-Up Reserve Account:

(i)

on an Interest Payment Date, for the purpose of paying any amount due and payable to the Finance Parties under the Finance Documents due and payable to the extent that it would not otherwise have sufficient funds available to pay them (it being specified that the credit balance of the Debt Service Reserve Account and the amounts capable of being drawn under the Back-Up L/C shall not be taken into account in order to determine such cash shortfall);

(ii)

to purchase Cash Equivalent Investments provided that such Cash Equivalent Investments are credited to an account pledged in favour of the Finance Parties and that the proceeds arising out of such Cash Equivalent Investments are credited to the Ramp-Up Reserve Account;

(iii)	to finance operating costs of any member of the Operational Group if:

(A)

a Drawstop Event is continuing as a result of a breach of the Interest Cover Ratio only, but only up to the Pro Rata Utilisation Amount which would have been applicable in the absence of such Drawstop Event; or

(B)

after the end of the Availability Period, provided that (I) such withdrawal is made no more than once per Financial Semester to pay operating costs no later than three (3) months before the Termination Date, (II) no Drawstop Event or Event of Default is continuing on the date of such withdrawal and (III) such withdrawal is made for an amount not exceeding the lesser of (i) the applicable Pro Rata Utilisation Amount and (ii) the credit balance of the Ramp-Up Reserve Account.

22.3	Order of utilisation

In the event of a cash shortfall to pay amounts due and payable under the Finance Documents on any Interest Payment Date, the Opco Borrower shall use amounts otherwise available to it under the Debt Service Reserve Account, the Back-Up L/C and the Ramp-Up Reserve Account in the following order of priority:

(a)	first, by debiting the Ramp-Up Reserve Account;

(b)	second, if the balance of the Ramp-Up Reserve Account is not sufficient, by requesting that a drawing be made under the Back-Up L/C; and

(c)	third, if, the Back-Up L/C has been drawn in full or is otherwise not available, by debiting the Debt Service Reserve Account.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.20 (Acceleration)).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

23.2	Drawstop Event

A Drawstop Event has occurred and is continuing on two consecutive Testing Dates.

23.3	Financial Covenants

Any Financial Covenant set out in Clause 20.2 (Financial Condition) are not complied with and such non-compliance is not cured (or not capable of being cured) in accordance with Clause 20.5 (Equity Cure) (as the case may be).

23.4	Remedial Plan

The Opco Borrower fails to comply with any steps of a Remedial Plan accepted by the Majority Lenders within the timeline set out therein.

23.5	Debt Service Reserve Account and Ramp-Up Reserve Account

(a)

The Debt Service Reserve Account is not credited with an amount corresponding to the DSRA Required Balance within 6 months following the date on which a withdrawal is made from the Debt Service Reserve Account.

(b)

The Ramp-Up Reserve Account is not credited with an amount corresponding to the applicable RURA Required Balance within 6 months following the date on which a withdrawal is made from the Ramp-Up Reserve Account (unless such withdrawal is made after the end of the Availability Period in which case this paragraph (b) shall not apply).

23.6	Other obligations

The Shareholder, the Parent or any Obligor does not comply with any provision of the Finance Documents other than those referred to in Clauses 23.1 (Non-payment) to 23.5 (Debt Service Reserve Account and Ramp-Up Reserve Account) and if such non-compliance is capable of remedy, such failure is not remedied within twenty (20) Business Days of the earlier of (i) the Holdco becoming aware of such breach; and (ii) the Agent notifying the Holdco in writing of such breach, provided that non-compliance with Clauses 21.22 (Anti-corruption laws and anti-money laundering) and 21.23 (Sanctions) shall not be capable of remedy.

23.7	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or the Shareholder or the Parent in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.8	Cross-default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 23.8 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 1,000,000 (or its equivalent in any other currency or currencies).

(f)	Any indebtedness (other than Financial Indebtedness) of any Obligor is not paid when due nor within any originally applicable grace period unless such indebtedness is less than EUR 2,000,000.

23.9	Insolvency

(a)	Any Obligor:

(i)

is unable or admits inability to pay its debts as they fall due including without limitation, by giving notice to the Dutch tax authorities under Section 36(2) of the Dutch 1990 Tax Collection Act (Invorderingswet 1990);

(ii)	suspends making payments on any of its debts; or

(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	Any Obligor which conducts business in France is in a state of cessation des paiements, or any Obligor becomes insolvent for the purpose of any insolvency law.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

23.10	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, dissolution, the opening of proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée), redressement judiciaire or liquidation judiciaire or reorganisation (in the context of a mandat ad hoc or of a conciliation or otherwise) of any Obligor (or any equivalent proceedings in its jurisdiction of incorporation including a Dutch faillissement, surseance van betaling or ontbinding);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)

the appointment of a liquidator receiver, administrator, administrative receiver, provisional administrator, mandataire ad hoc, conciliateur or other similar officer in respect of any Obligor or any of its assets (or any equivalent measure in its jurisdiction of incorporation including a Dutch curator, bewindvoerder or vereffenaar);

(iv)	enforcement of any Security over any assets of any Obligor,

(b)

Any Obligor applies for mandat ad hoc or conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de commerce (or any equivalent proceedings in its jurisdiction of incorporation).

(c)

A judgement opening proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée), redressement judiciaire or liquidation judiciaire or ordering a cession totale ou partielle de l’entreprise is entered in relation to any Obligor under articles L.620-1 to L.670-8 of the French Code de commerce (or any equivalent proceedings in its jurisdiction of incorporation).

(d)	Any procedure, judgment or step is taken in any jurisdiction which has effects similar to those referred to in paragraphs (a), (b) and (c) above.

This Clause 23.10 shall not apply to any redressement judiciaire or liquidation judiciaire petition which is frivolous or vexatious and is discharged, stayed or dismissed within 15 Business Days of commencement or which is a Permitted Reorganisation.

23.11	Creditors’ process

Any of the enforcement proceedings or attachment, sequestration, distress or execution (including by way of a Dutch executory attachment (executoriaal beslag) or interlocutory attachment (conservatoir beslag)) affects any asset or assets of an Obligor having an aggregate value of EUR 5,000,000 and is not discharged within 20 Business Days.

23.12	Unlawfulness - expiry

(a)

Except as provided in Clause 7.6 (Mandatory prepayment and cancellation in relation to a single Lender), it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)

Any obligation of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and such circumstance materially and adversely affects the interests, rights or remedies of the Finance Parties under the Finance Documents.

(c)

Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective unless it is replaced to the satisfaction of the Finance Parties within twenty (20) Business Days of the Holdco becoming aware of the issue or being given notice of it by the Agent.

(d)

The Back-Up L/C ceases to be in full force and effect or enforceable in accordance with its terms for any reason whatsoever (including as a result of the occurrence of its contractual term) unless it is replaced within 15 Business Days to the satisfaction of the Agent.

23.13	Cessation of business

The Group taken as a whole or the Operational Group taken as a whole suspends or ceases to carry on all or a material part of its business.

23.14	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened by or against any Obligor, in each case which is reasonably likely to be adversely determined and, if adversely determined, is reasonably likely to have a Material Adverse Effect.

23.15	Audit qualification

The auditors of Holdco qualify or refuse to certify the Group Annual Financial Statements (other than a technical observation (and not a réserve) which does not challenge the auditor’s certification).

23.16	Expropriation

A seizure, expropriation, nationalisation, intervention, restriction or other action in commenced by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor to the extent such measure has or would be reasonably expected to have a Material Adverse Effect.

23.17	Amendment or waiver of the Development Agreements

An amendment or waiver is made to any Development Agreement which adversely affects the interests, rights or remedies of the Finance Parties under the Finance Documents.

23.18	Amendment to the EIB Financing

Any amendment is made to:

(i)

any payment terms of the EIB Financing allowing EIB to claim the payment of interest in cash or a repayment of principal amounts under any EIB Financing before the Senior Discharge Date (as defined in the Intercreditor Agreement) (other than as a result of the occurrence of an event of default or a mandatory prepayment event); or

(ii)	any term of the EIB Financing which has or is reasonably likely expected to have a Material Adverse Effect,

other than any technical amendments which are necessary to comply with the EIB Financing terms and which would not be adverse to the rights or interests of the Finance Parties under the Finance Documents.

23.19	Material adverse change

An event or series of events occurs that has a Material Adverse Effect.

23.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Holdco and the Borrowers but subject to the mandatory provisions of articles L.611-16 and L.620-1 to L.670-8 of the French Code de commerce:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Security Documents.

SECTION 8

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Transfers by the Lenders

(a)

Subject to this Clause 24, a Lender (the “Existing Lender”) may transfer any of its rights (including such as relate to that Lender’s participation in each Loan) and/or obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets other than an entity which is subject to Sanctions (the “New Lender”).

(b)	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

24.2	Holdco consent

(a)	The consent of the Holdco is required for a transfer by an Existing Lender, provided that the Holdco hereby consent to a transfer:

(i)	to another Lender or an Affiliate of any Lender; or

(ii)	made at a time when an Event of Default is continuing; or

(iii)	made to a federal reserve or central bank (including the European Central Bank) or any state agency or state-owned entity; or

(iv)	made to an entity listed in the White List (or any of its Affiliates’ or any of its Related Fund);

(v)

made during the Availability Period to an entity which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of or higher than BBB- or Baa3 (as applicable) according to at least two of Moody’s, Standard & Poor’s Rating Services and/or Fitch Ratings; or

(vi)	made after the end of the Availability Period.

(b)

Notwithstanding the above, no transfer, sub-participation or subcontracting may be effected to a New Lender incorporated or acting through the Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Holdco, which shall not be unreasonably withheld.

(c)

The consent of the Holdco to a transfer must not be unreasonably withheld or delayed. The Holdco will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Holdco within that time.

(d)	Notwithstanding paragraph (a) and (c) above, the consent of the Holdco is required for any transfer or sub-participation by an Existing Lender made:

(i)	prior to the Closing Date; or

(ii)	to a Defaulting Lender; or

(iii)	to an Industrial Competitor; or

(iv)	to any entity whose primary purpose is to invest in non-performing debt (unless an Event of Default is continuing).

(e)	For the purposes of paragraph (d) above, “Industrial Competitor” means:

(i)	any person whose primary business is substantially similar or in competition with the one carried out by the Group (the “Entity”);

(ii)	any Affiliate of such Entity;

(iii)

any person who controls such Entity or who is an Affiliate of its shareholder or is otherwise under common control, ownership or management of the shareholder of such Entity, it being specified that the term “control” shall have the meaning given to it in article L.233-3 of the French Commercial Code.

(f)	A transfer of part of a Lender’s participation in respect of Commitments or Utilisations must be for a minimum amount of EUR 5,000,000 or the whole remaining participation of such Lender.

24.3	Other conditions of transfer

(a)

Subject to any applicable laws and regulations regarding procedures for specific transfer, a transfer will only be effective if the procedure set out in Clause 24.6 (Procedure for transfer) is complied with.

(b)	If:

(i)	a Lender transfers any of its rights and/or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred. This paragraph (b) shall not apply in respect of a transfer made in the ordinary course of the primary syndication of any Facility.

(c)

Each New Lender, by executing the relevant Transfer Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.4	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of EUR 3,000.

24.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents;

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document; or

(v)	the existence of any transferred rights or receivables or their accessories,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and/or obligations transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.6	Procedure for transfer

(a)

Subject to the conditions set out in Clause 24.2 (Holdco consent) and Clause 24.3 (Other conditions of transfer) and subject to any applicable laws and regulations regarding procedures for specific transfer, a transfer of rights and/or obligations is effected as against the Existing Lender, the New Lender, the Agent and the other Finance Parties in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)

The Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	As from the Transfer Date:

(i)

to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and its obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Obligors and the other Finance Parties under the Finance Documents and each Obligor and the other Finance Parties hereby consent to such discharge;

(ii)	the rights and/or obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)

the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.7	Copy of Transfer Agreement or Accordion Increase Confirmation to the Holdco

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement or an Accordion Increase Confirmation, send to the Holdco a copy of that Transfer Agreement or that Accordion Increase Confirmation.

24.8	Security over Lenders’ rights

(a)

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time transfer, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)

any transfer, charge, pledge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any transfer of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(ii)

any transfer, charge, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such transfer, charge, pledge or Security shall:

(A)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant transfer, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(B)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)

The limitations on transfers by a Lender set out in any Finance Document, in particular in Clause 24.1 (Transfers by the Lenders), Clause 24.2 (Holdco consent) and Clause 24.4 (Transfer fee) shall not apply to the creation of Security pursuant to paragraph (a) above.

(c)

The limitations and provisions referred to in paragraph (b) above shall further not apply to any transfer of rights under the Finance Documents or of the securities issued by the special purpose vehicle, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (a) above.

24.9	Continuation of Belgian Transaction Security

If any of the Finance Parties’ rights and/or obligations under any of the Finance Documents are transferred or deemed to be transferred by way of novation, each of the Finance Parties expressly reserves and maintains its rights and prerogatives under this Agreement and the relevant Belgian law Security Documents for the benefit of any transferee in accordance with the provisions of Article 1278 of the Belgian Civil Code.

25.	CHANGES TO THE OBLIGORS

25.1	Transfers by Obligors

No Original Obligor may transfer any of its rights and/or obligations under the Finance Documents.

25.2	Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.10 (“Know your customer” checks), the Holdco shall procure that each Material Subsidiary (designated as such from time to time by the Holdco) shall become an Additional Guarantor (to the extent it is not already) in accordance with Clause 21.27 (Additional Guarantors) by:

(i)	delivering to the Agent a duly executed and completed Accession Letter; and

(ii)

delivering to the Agent all of the documents and other evidence listed in Part III (Conditions precedent required to be delivered by an Additional Guarantor) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Holdco and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III (Conditions precedent required to be delivered by an Additional Guarantor) of Schedule 2 (Conditions Precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification, unless directly caused by its gross negligence or wilful misconduct.

25.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Additional Guarantor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.4	Resignation of a Guarantor

(a)	The Holdco may request that a Guarantor (other than the Original Guarantors) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Holdco and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Holdco has confirmed this is the case);

(ii)	all the Lenders have consented to the Holdco’s request; and

(iii)	no payment is due from the relevant Guarantor under Clause 17 (Guarantee); and

(iv)	notwithstanding such resignation, Clause 21.28 (Guarantor coverage) will be complied with.

SECTION 9

THE FINANCE PARTIES

26.	ROLE OF THE AGENT THE MANDATED LEAD ARRANGERS AND THE REFERENCE BANKS

26.1	Appointment of the Agent

(a)	Each of the Mandated Lead Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the Mandated Lead Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Each of the Mandated Lead Arrangers and the Lenders hereby relieves the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to it. A Mandated Lead Arranger or Lender that is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

26.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)

Without prejudice to Clause 24.7 (Copy of Transfer Agreement or Accordion Increase Confirmation to the Holdco), paragraph (b) above shall not apply to any Transfer Agreement or any Accordion Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.6	Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by any Borrower or the Holdco (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying, unless directly caused by its gross negligence or wilful misconduct.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.8	Responsibility for documentation

Neither the Agent nor the Mandated Lead Arrangers is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the Lenders and the Holdco.

(b)

Alternatively, the Agent may resign by giving 30 days’ notice to the Lenders and the Holdco, in which case the Majority Lenders (after consultation with the Holdco) may appoint a successor Agent, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

(c)

The Holdco may, on no less than 30 days’ prior notice to the Agent, require the Lenders to replace the Agent and appoint a replacement Agent if any amount payable under a Finance Document by an Obligor established in France becomes not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Holdco) within 30 days after notice of replacement was given.

(d)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Holdco) may appoint a successor Agent (acting through an office in France).

(e)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (d) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(f)

The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Opco Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(g)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(h)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (f) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(i)

After consultation with the Holdco, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(j)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (d) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 12.8 (FATCA information) and the Holdco or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 12.8 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Holdco and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Holdco or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Holdco or that Lender, by notice to the Agent, requires it to resign.

26.13	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.14	Relationship with the Lenders

(a)

The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 31.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(ii) of Clause 31.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 26.17.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

(a)	No provision of this Agreement will:

(i)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(ii)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

(b)	Any Lender is entitled to exercise any of its rights and discretion under the Finance Documents through any agent (including any entity appointed to act as servicer on its behalf).

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then such Recovering Finance Party shall be deemed to have been substituted for the Agent for purposes of receiving or recovering a Sharing Payment (as defined below) and:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor to the Recovering Finance Party.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)

as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor to the relevant Sharing Finance Party.

28.5	Exceptions

(a)

This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)

On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent), other than a Non-Cooperative Jurisdiction, and with such bank as the Agent, in each case, specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London as specified by that Party), other than a Non-Cooperative Jurisdiction.

29.3	Distributions to an Obligor

The Agent may (with the consent of the Holdco or in accordance with Clause 30 (Set-off)) apply any amount received by it for a Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Borrowers

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Euro is the currency of account and payment for any sum due from a Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Holdco); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Holdco) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

29.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Holdco that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Holdco, consult with the Holdco with a view to agreeing with the Holdco such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Holdco in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Holdco shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and waivers); and

(e)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	SET-OFF

A Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

31.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Holdco and the Borrowers, that identified in its signature block at the end of this Agreement;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified in its signature block at the end of this Agreement,

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective, if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Holdco in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 31.5.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES, WAIVERS AND HARDSHIP

34.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and, subject to Clause 34.2 (No hardship), not exclusive of any rights or remedies provided by law.

34.2	No hardship

Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Finance Documents and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

35.	AMENDMENTS AND WAIVERS

The Finance Documents may not be amended, waived, supplemented or otherwise varied otherwise than in accordance with the terms of the Intercreditor Agreement.

36.	CONFIDENTIAL INFORMATION

36.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information

Any Finance Party may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it transfers (or may potentially transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 26.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)

to whom or for whose benefit that Finance Party transfers, charges, pledges or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights) including to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to Clause 24.8 (Security over Lenders’ rights) and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it transfers (or may potentially transfer) rights under the Finance Documents or the securities issued by the special purpose vehicle in connection with the enforcement of such Security;

(viii)	who is a Party; or

(ix)	with the consent of the Holdco;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(I)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(II)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(III)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances.

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i), or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Holdco and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

36.3	Disclosure to numbering service providers

(a)

Any Finance Party may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 38 (Governing law):

(vi)	the names of the Agent and the Mandated Lead Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date for Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Holdco,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Holdco represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

36.4	Entire agreement

Without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, this Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Opco Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.6.

36.7	Continuing obligations

The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

37.1	Confidentiality and disclosure

(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)

The Agent may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)

The Agent’s obligations in this Clause 37 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

37.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 37.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 37.

37.3	No Event of Default

No Event of Default will occur under Clause 23.6 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 37.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by French law.

39.	JURISDICTION

The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out or in connection with this Agreement) (a “Dispute”).

40.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor otherwise domiciled in Paris) irrevocably elects domicile at the registered seat in France of Allego SAS for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings referred to above.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURE PAGE

Made in Amsterdam, on 27 May 2019 in seven (7) original copies.

Pursuant to the provisions of Article 1375 of the French Code civil, only one original copy of this Agreement will be executed for the Agent and the Security Agent (the original copy being held by the Agent) and only one original copy of this Agreement will be executed for the Mandated Lead Arrangers (the original copy being held in each case by the Agent).

The Borrowers and Original Guarantors

ALLEGO B.V.

Signature:	/s/ Johanna van Niersen
Name:	Johanna van Niersen
Position:	CEO

Address:	Westervoortsedijk 73 LB1, 6827 AV Arnhem, the Netherlands
Tel:	+31 88 7500 300
E-mail:	lenders@allego.eu
Attention:	Chief Financial Officer

ALLEGO INNOVATIONS B.V.

Signature:	/s/ Johanna van Niersen
Name:	Johanna van Niersen
Position:	CEO

Address:	Westervoortsedijk 73 LB1, 6827 AV Arnhem, the Netherlands
Tel:	+31 88 7500 300
E-mail:	lenders@allego.eu
Attention:	Chief Financial Officer

The Holdco and Original Guarantor

ALLEGO HOLDING B.V.

Signature:	/s/ Johanna van Niersen
Name:	Johanna van Niersen
Position:	CEO

Address:	Westervoortsedijk 73 LB1, 6827 AV Arnhem, the Netherlands
Tel:	+31 88 7500 300
E-mail:	lenders@allego.eu
Attention:	Chief Financial Officer

The Mandated Lead Arrangers

SOCIÉTÉ GÉNÉRALE

Signature:	/s/ Olivier SADO
Name:	Olivier SADO
Position:	Authorised signatory

Signature:
Name:
Position:	Authorised signatory

KOMMUNALKREDIT AUSTRIA AG

Signature:	/s/ Prileszky Pal
Name:	Pal Prileszky
Position:	Authorised signatory

Signature:	/s/ Christian Chudacek
Name:	Christian Chudacek
Position:	Authorised signatory

The Original Lenders

KOMMUNALKREDIT AUSTRIA AG

Signature:	/s/ Prileszky Pal
Name:	Pal Prileszky
Position:	Authorised signatory

Signature:	/s/ Christian Chudacek
Name:	Christian Chudacek
Position:	Authorised signatory

SOCIÉTÉ GÉNÉRALE

Signature:	/s/ Olivier SADO
Name:	Olivier SADO
Position:	Authorised signatory

Signature:
Name:
Position:	Authorised signatory

The Agent and the Security Agent

SOCIÉTÉ GÉNÉRALE

Signature:	/s/ Olivier SADO
Name:	Olivier SADO
Position:	Authorised signatory

Signature:
Name:
Position:	Authorised signatory

Address:	189 rue d’Aubervilliers, 75886 Paris Cedex 18
Tel:	+33 1 42 14 15 36 / + 33 1 57 29 68 97
E-mail:	frederic.le-roy@sgcib.com / florence.meilland@sgcib.com
Attention:	Frédéric Le Roy / Florence Meilland

To:	SOCIÉTÉ GÉNÉRALE as Agent

From:	ALLEGO HOLDING B.V.

Dated:	2 October 2019

Dear Sirs

Facility Agreement originally dated 27 May 2019 (as amended on 26 June 2019 and 28 August 2019, the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

Allego GmbH agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 25 (Change to the Obligors) of the Agreement. Allego GmbH is a company duly incorporated under the laws of Germany.

3.	Allego GmbH administrative details are as follows:

Address:	Westervoortsedijk 73, 6827 AV Arnhem, the Netherlands

Attention:	Chief Financial Officer

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by French law.

ALLEGO HOLDING B.V.

By: C.O. Gegout	By: C.H. Pitt
Title: Non-Exec. Board Member	Title: Exec. Board Member

ALLEGO GmbH

By: J.G.T.M. Van Niersen	By:
Title: Director	Title:

Signature page to Accession Letter SFA

EXECUTION VERSION

Accession Letter

To:	Société Générale as Agent

From:	Allege Holding BV

Dated:	2 October 2019

Dear Sirs

Allego Holding BV— Facilities Agreement originally dated 27 May 2019, as amended and restated on 26 June 2019 and further amended and restated on 28 August 2019 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

Allege België BV agrees to become an Additional Guarantor and to be bound by the terms of the Agreement and the other Finance Documents as an Additional Guarantor pursuant to Clause 25.2 (Additional Guarantors) of the Agreement. Allege België BV is a company duly incorporated under the laws of Belgium and is a limited liability company and its registered number is 0541.674.724.

3.	Allege België BV’s administrative details for the purposes of the Facilities Agreement are as follows:

Address: Schaliënhoevedreef 20T, 2800 Mechelen, Belgium

E-mail address: clive.pitt@allego.eu

Attention: Clive Pitt

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by French law.

Documentary duty of EUR 0.15 per original paid by bank transfer from Linklaters LLP I Recht op geschriften van 0,15 euro per origineel betaald per overschrijving door Linklaters LLP I Droit d’ecriture de 0,15 euro par original paye par transfert bancaire de Linklaters LLP

Allego Holding BV	Allego België BV

Name: C.O. Gegout	Name: Johanna van Niersen
Title: Non-Exec. Board Member	Title: Director (bestuurder)

Name: C.H. Pitt
Title: Exec. Board Member

Société Générale

Name: Frédéric Le Roy	Name:
Title: Structured Finance Middle Office Operations Senior Officer	Title: